SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Acadia Pharmaceuticals Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Acadia Pharmaceuticals Inc.

12830 El Camino Real, Suite 400

San Diego, California 92130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 22, 2021

Dear Stockholder:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Acadia Pharmaceuticals Inc., a Delaware corporation (“Acadia” or the “Company”). The meeting will be held on June 22, 2021 at 9:00 a.m. Pacific time. This year’s annual meeting will be a completely virtual meeting of stockholders. You can attend the annual meeting by visiting www.meetingcenter.io/215478894 where you will be able to listen to the meeting live, submit questions and vote online. We are holding the annual meeting for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect three Class II directors named herein to hold office until the Company’s 2024 Annual Meeting of Stockholders.
2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.
3.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.
4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 26, 2021. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on June 22, 2021 at 9:00 a.m. Pacific Time

The proxy statement and annual report to stockholders are available at https://ir.acadia-pharm.com.

By Order of the Board of Directors

Austin D. Kim Executive Vice President, General Counsel and Secretary

San Diego, California April 30, 2021

You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as described in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ACADIA 2021 PROXY STATEMENT

Acadia Pharmaceuticals Inc.

12830 El Camino Real, Suite 400

San Diego, California 92130

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 22, 2021

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors (sometimes referred to as the “Board”) of Acadia is soliciting your proxy to vote at the 2021 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. The annual meeting will be held virtually on June 22, 2021 at 9:00 a.m. Pacific time. You can attend the annual meeting by visiting www.meetingcenter.io/215478894, where you will be able to listen to the meeting live, submit questions and vote online. The password for the meeting is ACAD2021. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet..

We intend to mail these proxy materials on or about May 6, 2021 to all stockholders of record entitled to vote at the annual meeting.

Why are we holding a virtual annual meeting?

This year, like last year, we have implemented a virtual format for our annual meeting, which will be conducted via live audio webcast and online stockholder tools. Given the evolving situation relating to the COVID-19 pandemic, we believe a virtual format helps to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world without person-to-person contact, at no cost (other than any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies). A virtual annual meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the Company and our stockholders time and money. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the annual meeting so they can ask questions of the Board or management. During the annual meeting, we may answer questions submitted during the annual meeting and address those asked in advance, to the extent relevant to the business of the annual meeting, as time permits.

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What do I need to do to attend the annual meeting?

You will be able to attend the annual meeting online, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.meetingcenter.io/215478894. To participate in the annual meeting, you will need the control number included on your Notice or proxy card. The password for the meeting is ACAD2021. The annual meeting webcast will begin promptly at 9:00 a.m. Pacific Time on June 22, 2021. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Pacific Time, and you should allow ample time for the check-in procedures

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 26, 2021 will be entitled to vote at the annual meeting. On the record date, there were 160,178,533 shares of common stock outstanding and entitled to vote. A list of our stockholders of record will be open for examination by any stockholder beginning ten days prior to the Annual Meeting.  If you would like to view the list, please contact our Corporate Secretary to schedule an appointment by calling (858) 202-7599 or writing to him at the address above. In addition, the list will be available for inspection by stockholders on the virtual meeting website during the Annual Meeting

STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME

If on April 26, 2021 your shares were registered directly in your name with Acadia’s transfer agent, Computershare, Inc., then you are a stockholder of record. As a stockholder of record, you may vote online during the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the internet as instructed below, to ensure your vote is counted.

BENEFICIAL OWNER: SHARES REGISTERED IN THE NAME OF A BROKER OR BANK

If on April 26, 2021 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials were forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares online during the meeting unless you request and obtain a valid proxy from your broker or other agent.

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What am I voting on?

There are three matters scheduled for a vote:

•	Election of three Class II directors, Stephen R. Biggar, M.D., Ph.D., Julian C. Baker and Daniel B. Soland to hold office until our 2024 Annual Meeting of Stockholders;
•	Advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules; and
•	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the 2021 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” both the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME

If you are a stockholder of record, you may vote online during the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still vote online during the annual meeting even if you have already voted by proxy.

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To vote during the annual meeting, attend the Annual Meeting by visiting www.meetingcenter.io/215478894, where stockholders may vote and submit questions during the meeting (have your Notice or proxy card in hand when you visit the website). The password for the meeting is ACAD2021.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy. Your vote must be received by 11:59 p.m. Eastern Daylight Time on June 21, 2021 to be counted.

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To vote through the internet, go to http://www.investorvote.com/ACAD to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Daylight Time on June 21, 2021 to be counted.

BENEFICIAL OWNER: SHARES REGISTERED IN THE NAME OF BROKER OR BANK

If, on April 26, 2021, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you should have received a voting instruction form with these proxy materials from that organization rather than from Acadia. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker, bank or other agent. To vote online during the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide online proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on April 26, 2021.

What if I return a proxy card, or otherwise vote, but do not make specific choices?

If you return a signed and dated proxy card, or otherwise vote, without marking voting selections, your shares will be voted “For” the election of each of the three nominees for director, “For” the advisory approval of executive compensation, and “For” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, as applicable. If any other matter is properly brought before the meeting, one of the individuals named in the accompanying form of proxy will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

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What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares are registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit a properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to Acadia’s Secretary at 12830 El Camino Real, Suite 400, San Diego, California 92130.
•	You may vote online during the annual meeting. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 1, 2022, to Acadia’s Secretary at 12830 El Camino Real, Suite 400, San Diego, California 92130. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, your proposal generally must be submitted in writing to the same address no later than March 24, 2022 but no earlier than February 22, 2022. Please review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals and nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For”, “Withhold” and broker non-votes; and, with respect to other proposals, votes “For” and “Against”, abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each of Proposals 2 and 3, and will have the same effect as “Against” votes. Broker non-votes will not be counted towards the vote total for any proposal.

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What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine”, but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors, advisory approval of executive compensation, or certain amendments to charter documents.

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of directors	The three nominees receiving the most “For” votes	None	None

2	Advisory approval of the compensation of the Company’s named executive officers	“For” votes from the holders of a majority of shares present at the meeting or represented by proxy and entitled to vote on the matter	Against	None

3	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021	“For” votes from the holders of a majority of shares present at the meeting or represented by proxy and entitled to vote on the matter	Against	None

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote are present at the meeting or represented by proxy. On the record date, there were 160,178,533 shares outstanding and entitled to vote. Thus, the holders of 80,089,267 shares must be present at the meeting or represented by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting or represented by proxy may adjourn the meeting to another date.

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How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be reported in a Current Report on Form 8-K, which we plan to file within four business days after the date of the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the date of the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

This proxy statement and the Company’s annual report to stockholders is available at https://ir.acadia-pharm.com.

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PROPOSAL 1

ELECTION OF DIRECTORS

Acadia’s Board of Directors is divided into three classes. Each class consists of approximately one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

The Board of Directors presently has seven members. There are currently three directors in Class II, whose terms of office expire in 2021. The three nominees for Class II directors are Stephen R. Biggar, M.D., Ph.D., Julian C. Baker and Daniel B. Soland.

Each of Dr. Biggar, Mr. Baker and Mr. Soland is currently a director of the Company who was previously elected by the Company’s stockholders. If elected at the annual meeting, each of these nominees would serve until the 2024 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. The terms of the directors in Classes I and III expire at our 2023 and 2022 Annual Meetings of Stockholders, respectively. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting. All of our directors attended the 2020 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present at the meeting or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares that would have been voted for that nominee instead will be voted for the election of a substitute nominee proposed by the Board of Directors. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE

The following table sets forth information as of April 26, 2021 for our directors and executive officers:

Name	Age	Position
Stephen R. Biggar, M.D., Ph.D.	50	Chairman of the Board and Director
Julian C. Baker	54	Director
Laura A. Brege	63	Director
James M. Daly	59	Director
Edmund P. Harrigan, M.D.	68	Director
Daniel B. Soland	63	Director
Elizabeth A. Garofalo, M.D.	64	Director
Stephen R. Davis	60	Director and Chief Executive Officer
Srdjan R. Stankovic, M.D., M.S.P.H.	64	President
Austin D. Kim	57	Executive Vice President, General Counsel, and Secretary
Elena H. Ridloff	41	Executive Vice President, Chief Financial Officer

The Nominating and Corporate Governance Committee (the “NCG Committee”) seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. The NCG and the Board also recognize the importance of diversity in board composition, including diversity of experience, gender and ethnicity. To that end, the NCG Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, as well as the Company’s current needs and future needs, with the goal of having Board members who complement and strengthen the skills of each other through diversity and who also exhibit qualities that the NCG Committee views as critical to effective functioning of the Board, including sound judgment, collegiality, and integrity. The following is a brief biography of each nominee and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the NCG Committee to recommend that person to continue to serve on the Board.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2024 ANNUAL MEETING

Julian C. Baker  has served as a director of our company since December 2015. Mr. Baker is a Managing Partner of Baker Bros. Advisors LP (“BBA”), a biotechnology-focused investment advisor to fund partnerships whose investors are primarily endowments and foundations. Mr. Baker founded BBA, together with his brother, Felix Baker, Ph.D., in 2000. Prior to BBA, Mr. Baker was a portfolio manager at Tisch Financial Management from 1994 to 1999. Previously, Mr. Baker was employed from 1988 to 1993 by the private equity investment arm of Credit Suisse First Boston Corporation Mr. Baker currently serves on the boards of directors of Incyte Corporation and Prelude Therapeutics Incorporated. During the past five years, Mr. Baker served on the boards of directors of Genomic Health, Inc. and Idera Pharmaceuticals, Inc.  The NCG Committee believes that Mr. Baker’s extensive financial industry

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experience focused on life science corporations make him a valuable contributor to Board discussions. Mr. Baker holds an A.B. from Harvard University.

Stephen R. Biggar, M.D., Ph.D., has served as a director of our company since January 2013. Dr. Biggar is a Partner at Baker Bros. Advisors LP, a registered investment adviser focused on long-term investments in life-sciences companies. Dr. Biggar joined Baker Bros. Advisors LP in 2000. Dr. Biggar currently serves on the board of directors of Kiniksa Pharmaceuticals, Ltd. The NCG Committee believes that Dr. Biggar’s scientific background and financial industry experience make him a valuable contributor to Board discussions. Dr. Biggar received an M.D. and a Ph.D. in immunology from Stanford University and received a B.S. in genetics from the University of Rochester.

Daniel B. Soland, has served as a director of our company since March 2015. Mr. Soland is currently Senior Vice President and Chief Operating Officer of Idera Pharmaceuticals, Inc., and served as Chief Executive Officer of uniQure N.V., a human gene therapy company, from December 2015 until September 2016. Mr. Soland previously served as Senior Vice President and Chief Operating Officer of ViroPharma, Inc. starting in 2008 until it was acquired in 2014, and as Vice President and Chief Commercial Officer of ViroPharma from 2006 to 2008. During his tenure at ViroPharma, Mr. Soland managed the commercial, manufacturing and quality organizations, helped build the company’s commercial infrastructure in the United States, Europe, and Canada and led the launch of Cinryze®, one of the most successful ultra-orphan drugs in the United States. Mr. Soland served as President, Chiron Vaccines, of Chiron Corporation from 2005 to 2006 and led the growth of the vaccine business to over $1 billion in sales. From 2002 through 2005, Mr. Soland served as President and Chief Executive Officer of Epigenesis Pharmaceuticals. Earlier in his career, Mr. Soland worked for GlaxoSmithKline in increasing roles of responsibility from 1993 to 2002, including as Vice President and Director, Worldwide Marketing Operations, GSK Biologicals. He currently serves on the board of directors of DBV Technologies S.A. and KalVista Pharmaceuticals, Inc. The NCG Committee believes that Mr. Soland’s extensive commercial experience brings valuable knowledge and expertise to the Board. Mr. Soland holds a B.S. in pharmacy from the University of Iowa.

The following is a brief biography, and a discussion of the specific experience, qualifications, attributes or skills of each director whose term will continue after the annual meeting.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2022 ANNUAL MEETING

Laura A. Brege, has served as a director of our company since May 2008. Currently, Ms. Brege serves as a Senior Advisor to BridgeBio Pharma, Inc. From September 2015 to December 2017, Ms. Brege served as Managing Director of Cervantes Life Science Partners, LLC., a consulting firm providing integrated business solutions to life sciences companies. She has over 20 years of executive management experience in the pharmaceutical, biotechnology and venture capital industries. From September 2012 to July 2015, Ms. Brege served as President and Chief Executive Officer of Nodality, Inc., a life sciences company focused on innovative personalized medicine. Prior to joining Nodality in 2012, Ms. Brege held several senior-level positions at Onyx Pharmaceuticals, Inc., a biopharmaceutical and biotherapeutics company, from 2006 to 2012, including positions as Executive Vice President and Chief Operating Officer. While at Onyx, she led multiple functions, including commercialization, strategic

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planning, corporate development and medical, scientific and government affairs. Prior to Onyx, Ms. Brege was a general partner at Red Rock Capital Management, a venture capital firm specializing in early-stage financing for technology companies. Previously, Ms. Brege was Senior Vice President and Chief Financial Officer at COR Therapeutics, Inc., where she helped build the company from an early stage research and development company through commercial launch of a successful cardiovascular product. Earlier in her career, Ms. Brege served as Chief Financial Officer at Flextronics, Inc. and Treasurer of The Cooper Companies. Ms. Brege currently serves on the boards of directors of HLS Therapeutics, Inc., Mirum Pharmaceuticals, Inc. and Pacira BioSciences, Inc. During the past five years, Ms. Brege served on the boards of directors of Aratana Therapeutics, Dynavax Technologies Corporation and Portola Pharmaceuticals, Inc. Ms. Brege earned her undergraduate degree from Ohio University and has an M.B.A. from the University of Chicago.

Stephen R. Davis has served as our Chief Executive Officer and as a director of our company since September 2015. Mr. Davis joined us in July 2014 as our Executive Vice President, Chief Financial Officer and Chief Business Officer and served as our Interim Chief Executive Officer from March through August of 2015. Mr. Davis brings over 20 years of executive-level experience in the pharmaceutical industry. Prior to joining our company, he was Executive Vice President and Chief Operating Officer at Heron Therapeutics, Inc., which he joined in 2013, and Executive Vice President and Chief Operating Officer at Ardea Biosciences, Inc. from 2010 to 2013. Prior to joining Ardea, Mr. Davis served in numerous executive roles at Neurogen Corporation from 1994 to 2010, including Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer. Mr. Davis currently serves on the board of directors of Bellicum Pharmaceuticals, Inc. and Heron Therapeutics, Inc. During the past five years, Mr. Davis served on the boards of directors of Heron Therapeutics. Earlier in his career, Mr. Davis practiced as a certified public accountant with a major accounting firm and as a corporate and securities attorney with a Wall Street law firm. Mr. Davis received his Bachelor of Science degree in accounting from Southern Nazarene University and a Juris Doctorate from Vanderbilt University.

Elizabeth A. Garofalo, M.D. has served as a director of our company since September 2020. Since 2016, Dr. Garofalo has served as the Principal for EAG Pharma Consulting LLC. Prior to that, Dr. Garofalo served in numerous leadership roles including as Senior Vice President and Global Head of Clinical Development and member of the Novartis Global Development Leadership Team, Chair of the Novartis Portfolio Stewardship Board and Co-Head of the Novartis Neuroscience Franchise. Prior to that she was Vice President and Head of the Neuroscience Therapy Area at Astellas.  She started her career at Parke-Davis/Pfizer where she had jobs of increasing responsibility including Ann Arbor Site Head of Neuroscience and Ann Arbor Site Head of Worldwide Regulatory Affairs. Dr. Garofalo currently serves on the board of directors of Exicure, Inc. She also serves on the board of the Institute for Advanced Clinical Trials in Children and is the Chair of the Business Advisory Board for the Epilepsy Foundation of America. She earned her M.D. from the Indiana University School of Medicine where she completed her pediatric residency.  She completed fellowships in pediatric neurology and epilepsy at the University of Michigan Medical School.

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DIRECTORS CONTINUING IN OFFICE UNTIL THE 2023 ANNUAL MEETING

James M. Daly has served as a director of our company since January 2016. Mr. Daly served as Executive Vice President and Chief Commercial Officer at Incyte Corporation from October 2012 to June 2015. Prior to joining Incyte, Mr. Daly worked for Amgen, Inc. for 10 years, holding multiple leadership positions. In his last role, Mr. Daly served as Senior Vice President, North America Commercial Operations, Global Marketing and Commercial Development. Previously, he served as Vice President and General Manager of Amgen’s Oncology Business Unit. His teams at Amgen were responsible for the successful launch of many products, including Aranesp®, Neulasta®, Vectibix®, Nplate®, Xgeva® and Prolia®. Previously, Mr. Daly spent over 16 years with Glaxo Wellcome/GlaxoSmithKline (GSK) where he held roles of increasing responsibility, including Senior Vice President, General Manager, Respiratory and Anti-Infective Business Unit, and led the U.S. launch of Advair®. He currently serves on the boards of directors of argenx SE, Bellicum Pharmaceuticals, Halozyme Therapeutics and Madrigal Pharmaceuticals. During the past five years, Mr. Daly has served on the board of directors of Chimerix Inc. Mr. Daly earned his B.S. in pharmacy and M.B.A. from the University at Buffalo, The State University of New York.

Edmund P. Harrigan, M.D. has served as a director of our company since November 2015. Dr. Harrigan served as Senior Vice President of Worldwide Safety and Regulatory for Pfizer Inc. from 2012 to 2015, where he led a 3,500-person team in 80 countries that was responsible for collecting, interpreting and reporting clinical safety data for more than 600 marketed products, and managed regulatory interactions with global health agencies. Dr. Harrigan’s previous executive leadership roles at Pfizer included serving as Senior Vice President, Head of Worldwide Business Development, Senior Vice President, Head of Worldwide Regulatory Affairs and Quality Assurance, and Vice President, Head of Neuroscience and Ophthalmology. Earlier in his career at Pfizer, Dr. Harrigan served as Vice President of Clinical Development, Therapeutic Area Head, CNS and Pain. Before entering the pharmaceutical industry in 1990, Dr. Harrigan was a practicing neurologist for seven years. He currently serves on the board of directors of Incyte Corp. and PhaseBio Pharmaceuticals, Inc. During the past five years, Dr. Harrigan has served on the board of directors of Bellicum Pharmaceuticals and Karuna Therapeutics. Dr. Harrigan earned his B.A. degree in chemistry from St. Anselm College and holds an M.D. from the University of Massachusetts at Worcester.

Set forth below is biographical information for each of our executive officers other than Mr. Davis, whose biographical information is set forth above:

Srdjan R. Stankovic, M.D., M.S.P.H. has served as our President since November 2018. Dr. Stankovic previously served as our Executive Vice President, Head of Research and Development and has been with our company since November 2015. With a background in clinical and academic psychiatry, Dr. Stankovic brings over 20 years of executive level experience in drug development and clinical and medical affairs. Dr. Stankovic has built and led multidisciplinary teams for small molecules and biologics in therapeutic areas including neurology, psychiatry, oncology, cardiology and pain. He has led teams to achieve approvals of KEPPRA®, FENTORA®, TREANDA®, NUVIGIL® and ARISTADA™. Prior to joining our company, Dr. Stankovic served as Senior Vice President of Clinical Development and Medical Affairs at Alkermes plc. from 2013 to 2015. Prior to Alkermes, he held the position of Senior Vice President and Head of Global Clinical Development for Teva Pharmaceutical Industries Ltd. He was

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appointed to this role following Teva’s acquisition of Cephalon, Inc. where he served as Senior Vice President, Worldwide Clinical Research. Dr. Stankovic also served as Senior Vice President, Medical Affairs and Clinical Development CNS at Forest Laboratories, Inc. and held executive positions in research and development at Neurogen Corporation, Johnson and Johnson, and UCB. Dr. Stankovic is a member of the Board of Directors of Neurogene Inc., a privately-held genetic medicine and gene therapy company. Dr. Stankovic received his M.D. from the University of Belgrade and holds a Master of Science in public health from the University of Alabama at Birmingham.

Austin D. Kim is our Executive Vice President, General Counsel and Secretary and has been with our company since July 2018. From 2006 until 2017, Mr. Kim held several senior legal positions at Teva Pharmaceutical Industries Ltd., a global specialty pharmaceutical company. At Teva, Mr. Kim was most recently Vice President and Deputy General Counsel, Corporate/M&A, handling corporate and securities law matters, acquisitions and corporate development, capital markets transactions and corporate governance matters. Before joining Teva, Mr. Kim was Deputy General Counsel at IVAX Corporation, a global generic pharmaceutical company, which was acquired by Teva in 2006. Earlier in his career, Mr. Kim was a senior lawyer at Transamerica Corporation, practiced law at Pillsbury, Madison & Sutro in San Francisco and clerked for Judge Vaughn Walker of the United States District Court, Northern District of California. Mr. Kim received his J.D. from Columbia University School of Law and his A.B. in English literature and economics from Stanford University.

Elena H. Ridloff, CFA is our Executive Vice President, Chief Financial Officer. Ms. Ridloff was previously Senior Vice President, Investor Relations and Interim Chief Financial Officer and has been with our company since April 2018. She joined us from Alexion Pharmaceuticals, Inc., where she served as Executive Director, Investor Relations from April 2014 to January 2016 and Vice President, Investor Relations from January 2016 to March 2018, and served as a member of Alexion’s Operating Committee. While at Alexion, Ms. Ridloff was responsible for building and leading an investor relations function. Prior to joining Alexion, she served as the Chief Executive Officer and Managing Member of BIOVISIO, an independent consulting firm providing strategic, financial and investor relations counsel to the life sciences industry, from January 2012 to April 2014. Ms. Ridloff also served as Managing Director at Maverick Capital, a hedge fund responsible for investments in the biotechnology, pharmaceutical, medical device and life science sectors, from July 2005 to January 2012. She currently serves on the Boards of Directors of Kronos Bio, Inc. and Kymera Therapeutics, Inc. Ms. Ridloff earned her B.A. in history and sociology of science from the University of Pennsylvania, and is a Chartered Financial Analyst.

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INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent”, as affirmatively determined by the board of directors. Our Board of Directors consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent”, including those set forth in the applicable Nasdaq listing standards (including as independence is currently defined in Rule 5605(d)(2) of those listing standards).

Consistent with these considerations, after review of all identified relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that all of our current directors are independent directors within the meaning of the applicable Nasdaq listing standards except for Mr. Davis, our Chief Executive Officer.

Our independent directors meet quarterly in regularly scheduled executive sessions at which only non-employee directors are present and which are presided over by the Chairman of the Board.

BOARD LEADERSHIP STRUCTURE

Our Board of Directors has an independent Chair who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of our Board. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of our Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of our Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chair can enhance the effectiveness of our Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s functions is risk oversight for the Company. The Board does not have a standing risk management committee, but rather administers this oversight function directly, as well as through various committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Board has received regular updates from the Chief Executive Officer on the evolving COVID-19 pandemic and its impact on the Company’s business. Our Compensation Committee is responsible for overseeing the Company’s executive compensation plans and arrangements and assessing whether any of our compensation policies or

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procedures has the potential to encourage excessive risk-taking. The Audit Committee oversees management of financial risks. The Audit Committee also monitors compliance with legal and regulatory requirements related to our finances. The NCG Committee manages risks associated with corporate governance, including the independence of the Board and potential conflicts of interest. Typically, the applicable Board committees discuss the applicable risk oversight at least annually at one of the regularly scheduled meetings for that committee with the relevant employees. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports and reports from management about such risks.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met eleven times during 2020, including eleven special telephonic meetings. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2020:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Julian C. Baker		X
Stephen R. Biggar, M.D., Ph.D.		X*	X
Laura A. Brege	X*		X
James M. Daly	X	X
Daniel B. Soland	X		X*
Meetings in 2020	4	6	2

*	Committee Chair

Below is a description of the Audit Committee, Compensation Committee and NCG Committee of the Board of Directors. The Board of Directors has determined that each member of such committees meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors is composed of three directors, each of whom is independent, and was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The Audit Committee

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operates pursuant to a written charter that is available on our website at https://www.acadia-pharm.com. The functions of the Audit Committee include, among other things:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services,
•	reviewing our annual and quarterly results, financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management,
•

reviewing and discussing with our independent registered public accounting firm and management, as appropriate, significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our internal control over financial reporting,

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal auditing controls or auditing matters,
•	establishing procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and
•	reviewing and approving any transaction with a related person that must be disclosed by us.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee are independent (as independence is currently defined in the applicable Nasdaq listing standards). Our Board of Directors has determined that Ms. Brege qualifies as an “audit committee financial expert”, as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Brege’s level of knowledge and experience based on a number of factors, including her formal education, prior experience and business acumen.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material”, is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board of Directors. The Audit Committee’s functions are more fully described in its charter, which is available on our website at https://www.acadia-pharm.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit

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Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The Audit Committee also has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and is seeking ratification of such selection by the stockholders.

The foregoing report has been furnished by the Audit Committee.

Laura A. Brege, Committee Chair

James M. Daly

Daniel B. Soland

COMPENSATION COMMITTEE

The Compensation Committee is composed of three directors and all members of the Compensation Committee are independent. The Compensation Committee operates pursuant to a written charter that is available on our website at https://www.acadia-pharm.com. The functions of the Compensation Committee include, among other things:

•	reviewing and recommending to our Board of Directors the compensation and other terms of employment of our executive officers and reviewing and suggesting corporate performance goals and
•	objectives relevant to such compensation, which shall support and reinforce our long-term strategic goals,
•	recommending to our Board of Directors the type and amount of compensation to be paid or awarded to non-employee directors for their service on our Board of Directors and its committees,
•

evaluating and recommending to our Board of Directors the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification, administration or termination of existing plans and programs,

•	establishing policies with respect to equity compensation arrangements,
•

reviewing the terms of any employment agreements, severance arrangements, change-in-control protections and any other compensatory arrangements for our executive officers and approving any such agreements for all officers prior to approval by the Board of Directors, and

•

considering and responding to votes by the Company’s stockholders to approve executive compensation as required by Section 14A of the Exchange Act and determining the Company’s recommendations regarding the frequency of advisory votes on executive compensation.

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Each year, the Compensation Committee reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures. The Compensation Committee meets several times each year. The agenda for each meeting is usually developed by the chair of the Compensation Committee, in consultation with management. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer does not participate in, and is not present during, any deliberations or determinations of the Compensation Committee regarding his compensation or his individual performance. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the committee’s charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent. For 2020, after taking into consideration the six factors prescribed by the SEC and Nasdaq, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as a compensation consultant to assist with Board and executive compensation. The Compensation Committee requested that FW Cook:

•	evaluate the efficacy of the Company’s existing executive compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and
•

assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy, including developing performance-based options designed focused on long-term incentives for executive officers.

As part of its engagement, FW Cook was requested by the Compensation Committee to review and update, as necessary, the comparator group of companies used for fiscal 2019 compensation discussions and to perform analyses of competitive performance and compensation levels for that group. At the request of the Compensation Committee, FW Cook also conducted interviews with certain members of the Compensation Committee and senior management to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Following an active dialogue with FW Cook and our Chief Executive

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Officer, the Compensation Committee and/or the Board of Directors approved the recommendations discussed in the Compensation Discussion and Analysis section of this proxy statement.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In addition, in 1998, the Board of Directors formed a Non-Officer Stock Option Committee to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options to employees who are not executive officers of the Company. In July 2018, the Board of Directors delegated the authority to grant options under the 2010 Equity Incentive Plan, as amended, to Mr. Davis and Mr. Kim, acting together. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-management employees, particularly new employees, within specified limits approved by the Board of Directors. The authority of the Non-Officer Stock Option Committee is specified at least once every quarter, but, generally, it may not grant equity awards in excess of 100,000 shares to any one employee. Typically, as part of its oversight function, the Compensation Committee will review on a quarterly basis the list of grants made by the subcommittee.

The Compensation Committee meets to discuss and make recommendations to the Board of Directors regarding annual compensation adjustments, annual bonuses, annual equity awards, and new performance objectives. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the effectiveness of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to it by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which recommends to the Board of Directors any adjustments to his compensation as well as awards to be granted. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, compensation surveys, and recommendations of compensation consultants, if applicable.

The specific determinations of the Compensation Committee with respect to executive compensation for 2020 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

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NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The NCG Committee of the Board of Directors is composed of three independent directors and operates pursuant to a written charter that is available on our website at https://www.acadia-pharm.com. The functions of the NCG Committee include, among other things:

•	interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors,
•	evaluating nominations by stockholders of candidates for election to our Board of Directors,
•	evaluating performance of our Board of Directors and applicable committees of the Board and determining whether continued service on the Board is appropriate,
•	developing, reviewing and amending a set of corporate governance policies and principles, including our Code of Business Conduct and Ethics,
•	considering questions of possible conflicts of interest of officers and directors as such questions arise, and
•	overseeing and reviewing the processes and procedures we use to provide information to the Board of Directors and its committees.

Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the NCG Committee considers skills, diversity, age, and such other factors as it deems appropriate given our current needs and the current needs of the Board of Directors, to maintain a balance of knowledge, experience and capability. The NCG Committee does not have a formal policy regarding diversity, but does recognize the potential importance of diversity in board composition, including diversity of experience, gender and ethnicity, and believes that directors should represent a diversity of viewpoints. To these ends, the NCG Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, as well as the Company’s current needs and future needs, with the goal of having Board members who complement and strengthen the skills of each other through diversity and who also exhibit qualities that the NCG Committee views as critical to effective functioning of the Board of Directors, including sound judgment, collegiality, and integrity. In the case of incumbent directors whose terms of office are set to expire, the NCG Committee reviews such directors’ experience, qualifications, attributes, overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any other relevant considerations. In the case of new director candidates, the NCG Committee also determines whether the nominee would be independent under applicable Nasdaq listing standards, and SEC rules and regulations with the advice of counsel, if necessary. The NCG Committee uses its network of contacts to compile a list of potential candidates, but has also engaged, when it deemed appropriate, a professional search firm. The NCG Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board of Directors. The NCG Committee meets to discuss and consider candidates’ qualifications and selects candidates for recommendation to the Board by majority vote.

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The NCG Committee will consider director candidates recommended by stockholders. The NCG Committee does not intend to alter the manner in which it evaluates candidates, based on whether the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the NCG Committee must do so by delivering a written recommendation to the NCG Committee at the following address: c/o Secretary, Acadia Pharmaceuticals Inc., 12830 El Camino Real, Suite 400, San Diego, California 92130. Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. For the proposed candidate to be considered for nomination for the 2022 Annual Meeting of Stockholders, the written communication must be received no earlier than February 22, 2022 but no later than March 24, 2022.

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BOARD SKILLS AND EXPERIENCE

Our Board comprises a diverse group of individuals, each of whom possesses various complementary skills and business experience. We believe that our Board collectively has an appropriate mix of skills to guide and assist Acadia in seeking to achieve our long-term goals.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its individual directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Company’s General Counsel at 12830 El Camino Real, Suite 400, San Diego, CA 92130. All communications will be compiled by the General Counsel and submitted to the Board or the individual directors on a periodic basis. These communications will be reviewed by the General Counsel, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board of Directors to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with the Company’s Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters, discussed below, will be treated in accordance with that policy.

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DIVERSITY AND INCLUSION

We are committed to providing an inclusive, supportive and diverse workplace that leverages the unique differences and perspectives each Acadian represents. We believe that with a shared voice, TOGETHER, we can change the lives of the patients and caregivers we serve. We believe openly sharing various viewpoints cultivates innovation and a competitive business advantage. Our goal is to create a culture that embraces and values these differences. Our commitment to diversity and inclusion in the workplace is highlighted by:

•	The coordination of Acadia’s efforts by a Director of Diversity, Equity and Inclusion;

•	The Acadia Viewpoint engagement survey, which asks specific questions related to diversity and inclusion, is conducted every 18 months - providing quantitative data from the Inclusivity index;

•	Instructor-led Unconscious Bias training is required for all employees;

•	Diversity and inclusion training is required for all employees;

•	Launched Acadia Employee Resource Groups;

•	Supporting donor for Catalyst, a global thought leader and partner in accelerating the progress of women at work, and provides all employees with tools and resources provided by Catalyst;

•	Perform annual audit to assess personnel practices for discrimination including: hiring, promotion, performance appraisals, and compensation.

Acadia is dedicated to pull diversity and inclusion efforts through in everything we do including recruiting, hiring, onboarding, engagement, retention, and development practices. We continually increase the frequency and selection of learning and development resources specific to diversity and inclusion. In addition to required D&I training for all new hires, learning is accessible through on-demand tools and resources, and includes a wide range of topics. In partnership with Acadia’s Employee Resource Groups, timely and relevant content is curated and provided to employees, expanding our overall offerings and reach to employees.

ACADIA WORKFORCE DEMOGRAPHICS

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PROFESSIONAL DEVELOPMENT

We are committed to the ongoing growth and development of all employees at Acadia. A variety of development offerings are available for our employees, including our tuition reimbursement program, live training programs for individuals and leaders, and on-demand tools and resources. We also recognize that professional development expands beyond formal learning and encourage employees to create an individual development plan which incorporates mentors, coaches, ongoing feedback and stretch assignments. We believe these development opportunities enhance necessary skills and knowledge for current positions, for potential future positions at Acadia, and they enhance our employees’ overall engagement.

CODE OF ETHICS

As part of Acadia’s Comprehensive Compliance Program described below, we have adopted the Acadia Pharmaceuticals Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at https://www.acadia-pharm.com. If we make any substantive amendments to this Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website. Acadia requires all employees to comply with its Code of Business Conduct and Ethics and its U.S. Healthcare Compliance Manual.

COMPREHENSIVE COMPLIANCE PROGRAM

Acadia’s Comprehensive Compliance Program is aligned with (1) the United States Department of Health and Human Services, Office of Inspector General’s April 2003 “Compliance Program Guidance for Pharmaceutical Manufacturers” and (2) the Pharmaceutical Research and Manufacturers of America’s “Code on Interactions with Health Care Professionals.” Acadia’s Comprehensive Compliance Program has been designed to prevent and detect violations of company policy or law through a proactive and practical training and communication approach, an open-door policy to discuss and report any concerns and a comprehensive auditing and monitoring platform. In the event Acadia becomes aware of potential compliance concerns, it will, where appropriate, take steps to investigate the matter, pursue disciplinary action, and/or implement corrective measures to prevent future issues.

HEDGING POLICY

Our Amended and Restated Policy for Stock Trading by Officers, Directors and Certain Other Employees prohibits our officers, directors, and other employees that may be designated from time to time by our Chief Executive Officer, from engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions with respect to our stock at any time. Our policy further prohibits such persons from engaging in transactions involving any loan, pledge or other transfer of beneficial ownership of the Company’s securities without obtaining advance clearance of the proposed transaction from our Chief Executive Officer or Chief Financial Officer.

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OPEN DOOR POLICY FOR REPORTING ACCOUNTING AND AUDITING MATTERS

We have adopted an Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters to facilitate the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submission by our employees of concerns regarding these matters. The Open Door Policy is available on our website at https://www.acadia-pharm.com.

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PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2017 Annual Meeting of Stockholders, the stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. Consistent with that preference, our Board of Directors is soliciting an advisory vote at the 2021 Annual Meeting of Stockholders and intends to do so each year until the stockholders indicate a different preference.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the compensation philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are designed to align executive compensation with the Company’s business objectives and corporate performance, to be consistent with current market practices, and to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, our Board of Directors is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “for” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on our Board of Directors or the Company. Nevertheless, the views expressed by stockholders, whether through this vote or otherwise, are important to management and the Board of Directors and, accordingly, the Board of Directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Approval of this proposal requires the vote of the holders of a majority of the shares present at the meeting or represented by proxy and entitled to vote on this matter. Abstentions and broker non-votes will be counted toward a quorum for Proposal 2, and abstentions will have the same effect as “Against” votes.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 2

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PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and is seeking ratification of such selection by our stockholders at the annual meeting. Ernst & Young LLP was selected by the Audit Committee as our independent registered public accounting firm in March 2015. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Acadia and our stockholders.

To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present at the meeting or represented by proxy and entitled to vote on this matter. Abstentions will have the same effect as “Against” votes.

Principal Accountant Fees and Services

The following table provides information regarding the fees billed to us by Ernst & Young LLP for the fiscal years ended December 31, 2020 and 2019:

	Fiscal Year Ended December 31,
	2020	2019
Audit fees(1)	$1,038,000	$968,010
Tax fees(2)	247,999	194,245
Total fees	$1,285,999	$1,162,255

(1)

Represents fees for services rendered for the audit and reviews of our financial statements, including fees related to auditing work for our compliance with Section 404 of the Sarbanes-Oxley Act. Audit fees also include fees for services associated with periodic reports and other documents filed with the SEC, such as fees related to our S-8 registration statements filed in each of 2020 and 2019, including documents issued in connection with those filings such as consents.

(2)	Represents fees for preparation of federal, state and foreign income taxes and related schedules and calculations.

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Pre-Approval Policies and Procedures

The Audit Committee has pre-approval policies and procedures in place, pursuant to which services proposed to be performed by our independent registered public accounting firm are pre-approved by the Audit Committee. The policies generally provide for pre-approval of specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual service-by-service basis. The pre-approval of non-audit services also has been delegated to the Chair of the Audit Committee, but each pre-approval decision is reported to the full Audit Committee at its next scheduled meeting. All of the fees listed under the captions “Tax fees” and “All other fees” incurred in 2020 and 2019 were approved in accordance with our pre-approval policies and procedures.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 3

OTHER MATTERS

We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend. By submitting your proxy, you grant discretionary authority with respect to such other matters.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of February 28, 2021 by: (i) each of our directors, (ii) each of our Named Executive Officers (as defined below), (iii) all of our current directors and executive officers as a group, and (iv) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock. The table is based upon information supplied by our officers, directors and principal stockholders and/or a review of Schedules 13D and 13G, if any, and other documents filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 160,054,681 shares outstanding on February 28, 2021, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before April 29, 2021, which is 60 days after February 28, 2021. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Baker Bros. Advisors LP(2)	42,137,397	26.3%
FMR LLC(3)	19,472,914	12.2%
T. Rowe Price Associate, Inc. (4)	7,886,438	4.9%
The Vanguard Group(5)	10,623,864	6.6%
Blackrock Inc.(6)	7,230,797	4.5%
Directors and Named Executive Officers
Stephen R. Davis(7)	1,774,502	1.1%
Srdjan R. Stankovic, M.D., M.S.P.H.(8)	610,357	*
Austin D. Kim(9)	108,405	*
Elena H. Ridloff(10)	62,037	*
Michael J. Yang(11)	439,291	*
Stephen R. Biggar, M.D., Ph.D.(12)	42,137,397	26.3%
Julian C. Baker(13)	42,137,397	26.3%
Daniel B. Soland(14)	136,684	*
Laura A. Brege(15)	99,184	*
Edmund P. Harrigan, M.D.(16)	115,184	*
James M. Daly(17)	57,934	*
Elizabeth A. Garofalo, M.D.(18)	0	*
All current directors and executive officers as a group (11 persons)(19)	45,540,975	28.5%

*	Less than one percent.

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(1)

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Acadia Pharmaceuticals Inc., 12830 El Camino Real, Suite 400, San Diego, California 92130. Unless otherwise indicated below, the persons and entities named in the table above have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)

The shares of common stock reported to us as beneficially owned by Baker Bros. Advisors LP (“BBA”) includes 38,433,977 shares owned by Baker Brothers Life Sciences, L.P. (“BBLS”), 3,470,609 shares owned by 667, L.P., 40,443 shares owned by FBB3 LLC and 115,684 shares issuable to Dr. Biggar upon the exercise of stock options and 76,684 shares issuable to Mr. Baker upon the exercise of stock options. Pursuant to an agreement between Dr. Biggar and Baker Bros. Advisors LP, Dr. Biggar disclaims voting, dispositive power and pecuniary interest in stock options granted to him for services he performs as an employee of BBA. Mr. Baker has voting and investment power over the shares held by each of 667, BBLS and FBB3, as a principal of BBA-GP. Mr. Baker disclaims beneficial ownership of all shares held by 667, BBLS and FBB3, except to the extent of his indirect pecuniary interest therein. Does not include an aggregate of 489,269 shares issuable under warrants held by the Baker Brothers Funds, which are subject to a 19.99% ownership limitation that restricts exercise. BBA is the management company and investment adviser to 667, BBLS and FBB3 and may be deemed to beneficially own all shares held by 667, BBLS, FBB3, Mr. Baker and Dr. Biggar. Baker Bros. Advisors (GP) LLC, or BBA-GP, is the sole general partner of BBA. Julian C. Baker and Felix J. Baker have voting and investment power over the shares held by each of 667, BBLS and FBB3, as principals of BBA-GP. Julian C. Baker, Felix J. Baker, BBA and BBA-GP disclaim beneficial ownership of all shares held by 667, BBLS and 14159, except to the extent of their indirect pecuniary interest therein. The address for the Baker Brothers Funds is 860 Washington Street, 3rd Floor, New York, New York 10014. This information is based on the most recent Schedule 13D filed on behalf of Baker Bros. Advisors LP, subsequent filings, and our records relating to current outstanding stock options

(3)	The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. This information is based on its most recently filed Schedule 13G.
(4)	The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. This information is based on its most recently filed Schedule 13G.
(5)	The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. This information is based on its most recently filed Schedule 13G.
(6)	The address for Blackrock Inc. is 55 East 52nd Street, New York, NY 10055. This information is based on its most recently filed Schedule 13G.
(7)	Includes 28,900 shares owned by Mr. Davis and 1,745,602 shares issuable to Mr. Davis upon the exercise of stock options.
(8)	Includes 31,049 shares owned by Dr. Stankovic and 579,308 shares issuable to Dr. Stankovic upon the exercise of stock options.
(9)	Includes 9,911 shares owned by Mr. Kim and 98,494 shares issuable to Mr. Kim upon the exercise of stock options.
(10)	Includes 62,037 shares issuable to Ms. Ridloff upon the exercise of stock options.
(11)	Mr. Yang resigned as our Executive Vice President, Chief Commercial Officer in February 2021.

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(12)

Includes 38,433,977 shares owned by BBLS, 3,470,609 shares owned by 667, L.P., 40,443 shares owned by FBB3 LLC and 115,684 shares issuable to Dr. Biggar upon the exercise of stock options, and 76,684 shares issuable to Mr. Baker upon the exercise of stock options. Dr. Biggar is an employee of BBA but disclaims beneficial ownership of any securities held by the Baker Brothers funds. Additionally, pursuant to an agreement between Dr. Biggar and BBA, Dr. Biggar disclaims beneficial ownership of any stock options granted to him for services he performs as an employee of BBA.

(13)

Includes 38,433,977 shares owned by BBLS, 3,470,609 shares owned by 667, L.P., 40,443 shares owned by FBB3 LLC and 115,684 shares issuable to Dr. Biggar upon the exercise of stock options, and 76,684 shares issuable to Mr. Baker upon the exercise of stock options. Mr. Baker has voting and investment power over the shares held by each of 667, BBLS and FBB3, as a principal of BBA-GP. Mr. Baker disclaims beneficial ownership of all shares held by 667, BBLS and FBB3, except to the extent of his indirect pecuniary interest therein.

(14)	Includes 10,000 shares owned by Mr. Soland and 126,684 shares issuable to Mr. Soland upon the exercise of stock options.
(15)	Includes 99,184 shares issuable to Ms. Brege upon the exercise of stock options.
(16)	Includes 1,000 shares owned by Dr. Harrigan and 114,184 shares issuable to Dr. Harrigan upon the exercise of stock options.
(17)	Includes 57,934 shares issuable to Mr. Daly upon the exercise of stock options.
(18)	Dr. Garofalo joined the Board in September 2020. No portion of her initial equity awards has vested yet.
(19)	Includes 3,515,086 shares issuable upon the exercise of stock options.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Compensation Committee of the Board of Directors, which consists entirely of independent directors, administers the Company’s executive compensation program. The role of the Compensation Committee is to oversee compensation and benefit plans and policies, to administer stock plans, and to review and recommend to the full Board of Directors for approval all compensation decisions relating to executive officers.

Executive Compensation Objectives and Philosophy

The Company’s executive compensation policies are designed to:

•	align executive compensation with business objectives and corporate performance;
•	attract and retain executive officers who contribute to the Company’s long-term success;
•	reward and motivate executive officers who contribute to operating and financial performance; and
•	link executive officer compensation and stockholder interests through the grant of long-term incentives.

The Compensation Committee believes that compensation programs should include short-term and long-term components, including cash and equity-based compensation, and should encourage and reward performance as measured against pre-established goals. The Compensation Committee evaluates both performance and compensation to make sure that compensation provided to executives of the Company remains competitive relative to compensation paid by companies of similar size and stage of development operating in the biotechnology and pharmaceutical industry, taking into account the Company’s relative performance and strategic goals. The Compensation Committee considers the total current and potential long-term compensation of each executive officers in establishing each element of compensation but views each element as related but distinct.

The Compensation Committee’s philosophy is anchored by its strong pay-for-performance orientation and alignment with stockholder interests, based on the following beliefs.

•

“At-risk” compensation focuses executives on achievement of short- and long-term goals. The Company’s executive compensation program is primarily performance-based, for both short-term incentives (annual cash bonuses) and long-term incentives (equity awards). In 2020, a majority of the primary compensation (base salary, regular annual cash incentives and the grant date fair market value of equity awards, in each case as reflected in the 2020 Summary Compensation Table) of the Chief Executive Officer and of the other named executive officers on average was variable (approximately 90% and 79%, respectively), based on performance and/or stock price.

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•

Short-term cash incentives should be based on objective, measurable goals to drive the achievement of strong annual performance. For 2020, under the annual cash incentive program, executives were eligible for target bonuses ranging from 45% to 70% of base salary. Under this program, if the threshold, or minimum, performance level of a particular goal is not achieved, there is no payout. If a particular goal is achieved at only a threshold performance level, 75% (50% in the case of sales goals) of the target bonus is payable, and if such goal is achieved at an outperform (highest) level, a maximum of 150% (200% in the case of sales goals) of the target bonus is payable, with an overall cash incentive payout cap of 150% of target.

•

Performance stock units reward executives for the achievement of long-term objectives. Consistent with stockholder feedback, PSUs were introduced in 2019 (and continued in 2020) and represented 25% of senior management’s annual equity grant value. The PSUs become vested only upon the determination by the Compensation Committee that specific and difficult to attain commercial, clinical and regulatory long-term objectives have been achieved. The PSUs replaced the prior performance-contingent component of annual equity awards (performance options, which were introduced in 2017 and also granted in 2018).

•

Stock options are inherently performance-based, as executives realize value only if there is stock price appreciation and such appreciation is maintained through the applicable vesting and exercise dates. Time-based stock options represented 50% of senior management’s annual grant value in 2020.

•

Restricted stock units are part of a balanced portfolio of equity awards. Consistent with stockholder feedback, time-based restricted stock units (RSUs) were retained as a part of the equity program and represented 25% of senior management’s annual grant value. RSUs were first introduced in 2018.

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Company Performance in 2020

2020 was a year of strong growth for the Company, despite the headwinds of the on-going pandemic. Several significant commercial goals were achieved, leading to growth in NUPLAZID net revenues of 30% over 2019.  Additional key objectives were achieved during the year, including:

•

Early submission of the Company’s sNDA for NUPLAZID for the indication of Dementia-related Psychosis, along with the FDA’s acceptance of that submission.  The Company further submitted the 120-Day Safety Update to FDA ahead of schedule.

•

The Company completed the pooled study (US and ROW) Phase 3 data analyses and announced topline results for NUPLAZID for the adjunctive treatment of Major Depressive Disorder.  While the results did not merit proceeding, the data provided further important insight into NUPLAZID’s product profile and helped inform future studies.

•	The Company continued to progress the enrollment of patients in the Advance-2 study of NUPLAZID for the treatment of negative symptoms of schizophrenia.
•	Continued the enrollment of patients in the Company’s Phase 3 LAVENDER trial testing trofinetide as a treatment for Rett syndrome.
•

The Company further added to its development stage portfolio with two business development transactions: an in-license of Vanderbilt University’s M1 PAM program and the acquisition of CerSci Therapeutics Inc., for novel assets in pain management.

As a result of its commercial, R&D and financial execution in 2020, the Company is well-positioned to execute on its broad development objectives, including expansion into potential new indications for pimavanserin, advancing trofinetide and investing in opportunities consistent with its long-term growth strategy to enhance its pipeline.

Further, the Company’s total shareholder return (TSR) has been strong.  TSR was +50% and +78% for the one- and three-year periods ending December 31, 2020, which ranked at the 65th and 83rd percentile of our peer group, respectively.

Say-on-Pay and Stockholder Engagement

As part of the Compensation Committee’s annual review of the executive compensation program, it considers the outcome of the annual advisory vote of stockholders. At the 2020 Annual Meeting, approximately 95% of the “say on pay” votes cast were in favor of the compensation of the Company’s named executive officers in 2019. The vote was favorable, as it has been every year since 2013 (the first time an advisory vote was held) and the approval percentage increased substantially from 2019. Despite the high approval rating the Compensation Committee continues to value stockholder feedback and determined that continued stockholder engagement and responsiveness was advisable. Consistent with 2019, at the direction of the Compensation Committee, the Company augmented its Spring investor engagement by conducting a Winter outreach program, seeking, among other things, interim feedback on the Company’s executive compensation program.

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In the Winter outreach to stockholders, the Chairman of the Board of Directors and the Company’s Vice President, Investor Relations contacted stockholders representing approximately two-thirds of the then-outstanding shares of the Company, and conducted an active dialogue with the Company’s largest long-term institutional investors other than Baker Brothers, collectively representing approximately 40% of the then-outstanding shares. Investors holding approximately 15% of the Company’s shares who were contacted during this period indicated that individualized outreach was not needed. Together with the ownership of the entities affiliated with the Chairman, discussions were held with stockholders representing over 55% of the Company’s then-outstanding shares. In addition, during 2020 and 2021 (as of April 2021), senior management of the Company presented at thirteen investor conferences and held approximately 491 meetings and calls with investors on an individual basis. The Company believes these discussions help further align the Company’s interests with the best interests of its stockholders.

Considering the program changes made during 2018 and 2019, and the substantial shareholder support for the “say on pay” vote at the 2020 Annual Meeting, there were no significant changes made to the executive compensation program for 2020. The following table summarizes the executive compensation feedback the Company received during the 2018 and 2019 outreach, and the actions taken in response.

Outreach Year	Feedback	Company Action
2018 and 2019	Concern over historic option burn rate	Burn rate for 2018 reduced significantly from 2017, with continued decline in 2019 and 2020 (2020 burn rate was below the peer median)
2018	RSUs, which have less volatility than stock options, and have retentive value, could be added to the mix of equity awards as a part of a balanced portfolio	RSUs were included for the first time in the Fall equity awards for 2018 and were included again in the 2019 and 2020 annual grants, in each case comprising 25% of the equity mix
2018	Performance RSUs should be considered as a part of the equity mix, potentially in place of performance-based options	PSUs based on challenging long-term goals were incorporated into the 2019 and 2020 annual grants, comprising 25% of the equity mix and replacing performance options
2019	Lack of stock ownership guidelines and other risk mitigators	Rigorous stock ownership guidelines were adopted for officers and non-employee directors in early 2020; ongoing consideration of other risk mitigation measures
2019	Desire for more quantitative annual incentive plan metrics, and differentiation between annual incentive plan and performance-based equity performance metrics

The Company is considering further differentiating metrics as between the annual incentive plan and performance-based equity and focuses its PSUs on multi-year, rather than one-year, performance periods

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Positive Pay Practices

The Company’s executive compensation program reflects several positive pay governance practices, as follows:

What We Do	What We Don’t Do

✓  Grant compensation that is primarily at-risk and tied to performance

✓  Subject short- and long-term incentive compensation to measurable and rigorous goals

✓  Use an independent compensation consultant

✓  Cap annual cash incentive payments at 150% of target and PSUs at 200% of target

✓  Structure compensation to avoid excessive risk taking

✓  Provide competitive compensation that is compared against an industry peer group

×  Allow hedging of Company equity

×  Reprice stock options

×  Provide excessive perquisites

×  Provide supplemental executive retirement plans

×  Pay tax gross-ups on a change in control

×  Provide “single trigger” change in control payments

×  Provide excessive severance benefits

✓ Have rigorous stock ownership guidelines

Determining Executive Compensation

Peer Group and Benchmarking

General. The Compensation Committee uses a peer group developed in coordination with an independent compensation consulting firm to assist it in understanding market factors, including the range of base salary, target annual incentive compensation, and equity grant levels offered for comparable roles at comparable companies. The Compensation Committee looks to the peer group of companies, as well as the broader market, as a baseline for executive compensation decisions. Generally, it does not target executive officer compensation at a specific level or percentage relative to compensation provided by the companies in the peer group or broader market. Instead, when determining compensation for executive officers, the Compensation Committee takes into account a broad array of factors, including the experience level of the individuals in their current positions, the overall financial and strategic performance of the Company during the year and the performance and contribution of each executive during the year relative to individual, pre-defined goals and objectives.

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2020 Peer Group. In the Spring of 2019, the Compensation Committee engaged an independent compensation consulting firm, Frederic W. Cook & Co. (“FW Cook”), to assist it with the development of an updated peer group to reference for compensation decisions later in 2019 and in early 2020.  In the Fall of 2019, the Compensation Committee reviewed the peer group and determined that no changes were needed, except for the removal of Array BioPharma due to its acquisition. In establishing the peer group for 2020, the Compensation Committee considered potential peer companies’ stage of development and size (especially market capitalization) relative to Acadia.  The resulting peer group used for 2020 compensation decisions consisted of:

Alkermes	Nektar Therapeutics
Alnylam Pharmaceuticals	Neurocrine Biosciences
bluebird bio	Pacira Biosciences
Clovis Oncology	Portola Pharmaceuticals
Exact Sciences	Puma Biotechnology
Exelixis	Sage Therapeutics
Halozyme Therapeutics	Seattle Genetics
Intercept Pharmaceuticals	Supernus Pharmaceuticals
Ionis Pharmaceuticals	The Medicines Company
Ironwood Pharmaceuticals	United Therapeutics
Jazz Pharmaceuticals

When the 2020 peer group was selected in the Fall of 2019, Acadia’s market capitalization of approximately $6.1 billion was at the 49th percentile of the peer group.

Performance Evaluation

Historically, the Chief Executive Officer has evaluated the performance of the other executive officers on an annual basis and made recommendations to the Compensation Committee with respect to salary adjustments, bonuses and equity awards. For 2020, Mr. Davis provided guidance to the Compensation Committee on the Company’s achievement of corporate goals, based on his discussions with senior management. The Compensation Committee exercises its discretion in determining recommendations to the Board for salary adjustments and discretionary cash and equity awards for executive officers. Mr. Davis did not participate in, and was not present during, any deliberations or determinations of the Compensation Committee regarding his compensation or his performance.

Elements of Executive Compensation

Compensation for executives consists of four principal components: base salary, potential annual incentive bonus, long-term incentives, and post-employment compensation. Changes to these components have been generally determined and made or paid, as appropriate, in the Spring of each year.

Base Salary. As a general matter, the base salary for each executive is initially established through arm’s-length negotiation at the time of hire, taking into account such officer’s qualifications, experience, prior salary (if available), and competitive market salary information for similar positions in the biotechnology industry. Base salaries of executives are reviewed annually and any adjustment is

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determined by an assessment of corporate performance, the performance of each executive officer against his or her individual job and functional area’s responsibilities including, where appropriate, the impact of such performance on the Company’s business results, the financial position of the Company, competitive market conditions for executive compensation for similar positions, and cost-of-living considerations. For 2020, base salaries were increased as follows, with the percentage increase generally tracking the increase applied for non-executives:

Name	2019 Salary	2020 Salary	% Increase	Reason for Increase
Stephen R. Davis	$747,685	$771,612	3.2%	Standard merit
Srdjan R. Stankovic	$697,275	$719,588	3.2%	Standard merit
Austin D. Kim	$437,095	$451,082	3.2%	Standard merit
Elena H. Ridloff	$450,000	$464,400	3.2%	Standard merit
Michael J. Yang (1)	$503,382	$519,490	3.2%	Standard merit

(1) Mr. Yang resigned from the Company in February 2021.

Annual Incentive Bonuses. The Compensation Committee believes that performance-based cash bonuses play an important role in providing incentives to executives to achieve defined annual corporate goals. At the beginning of each year, the Compensation Committee reviews a detailed set of overall corporate performance goals for the current year prepared by management that are intended to apply to the executives’ annual incentive awards. If those goals are achieved in full, 75% of the executives’ annual target incentive awards would be earned. In early 2020, the Compensation Committee reserved the ability to approve an additional set of corporate performance goals at mid-year that would result, if achieved in full, in the remaining 25% of the executives’ annual target incentive awards being earned. The performance metrics against which executive officers are measured are pre-established, clearly communicated, measurable, and consistently applied. The Committee considers these metrics to be objectively measurable, rigorous and not susceptible to discretionary interpretation or application.

The target annual incentive bonuses in 2020 were as follows in the table below. These bonus target percentages were unchanged from 2019. Actual bonuses can range from 0 to 150% of the applicable target percentage based on the Compensation Committee’s quantifiable assessment of total corporate goal achievement to align delivered pay with actual performance.

Name	Base Salary Paid for 2020	Target Bonus (as % of Base Salary)	Target Bonus
Stephen R. Davis	$767,624	70%	$537,337
Srdjan R. Stankovic	$715,869	65%	$465,315
Austin D. Kim	$448,751	45%	$201,938
Elena H. Ridloff	$462,000	45%	$207,900
Michael J. Yang (1)	$516,805	50%	$258,403

(1) Mr. Yang resigned from the Company in February 2021.

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For 2020, the Board of Directors established corporate goals related to the following categories:

2020 Corporate Annual Cash Incentive Plan Goals		Weighting	Achievement
1.	NUPLAZID: Grow NUPLAZID as the only approved treatment and standard of care for patients with Parkinson’s Disease Psychosis	30%	30%
	• Achievement of full-year 2020 sales target
	• Achievement of fourth quarter 2020 sales target

2.	DRP Approval and Launch: Expand the reach of NUPLAZID to patients with dementia-related psychosis	27.5%	25%
	• sNDA submitted by July 31, 2020
	• Obtain positive vote by the FDA Advisory Committee for DRP approval by year-end (Note: if FDA does not have an Ad Comm, points are achieved if FDA approval by January 31, 2021)
	• Study 046: Complete enrollment by end of October, 2020
	• Submit 120-Day Safety Update to FDA by September 18, 2020
3.	Research and Development: Leverage the potential of pimavanserin by expanding to additional indications with significant unmet needs	17.5%	11.6%
	• MDD: Deliver Topline Results (TLRs) for the combined analysis by July 15,2020 •IF TLRs were not positive: Implement Contingency Plan for MDD program
	• Schizophrenia: Randomize 75 patients (of 386 planned) by year-end Phase 3 Program
	• Trofinetide: Enroll 160 patients by year-end Phase 3 Program

4.	Corporate/Business: Expand pipeline through focused business development in CNS disorders with high unmet need	25%	15%

•      add two products or product candidates (in clinical development or later) by year-end

•      add a product or product candidate that either has already shown proof-of-concept or shows proof-of-concept by year-end

	Total:	100%	81.6%

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Compared to the corporate goals for 2019, the Committee determined that it was appropriate to decrease NUPLAZID weighting from 40% to 30%, to add DRP regulatory progress goals (25%) and, related to this, to decrease the R&D weighting from 40% to 20% and the Corporate/Business weighting from 25% to 20%. This change reflected the Committee’s determination that based on the data for pimavanserin in DRP, extending the pimavanserin franchise to additional indications would be an important driver of stockholders value in the near and long terms.

Actual payout was determined by the Compensation Committee based on achievement of the pre-established goals, which have individual weightings and criteria for determination of payout above and below target levels, with special consideration given in two areas that were directly impacted by the COVID-19 pandemic.

The Committee applied the pre-established quantitative criteria to assessing 2020 annual incentives with two exceptions due to the impact of the COVID-19 pandemic: NUPLAZID sales and the Schizophrenia portion of our R&D category. Based on the formula determined at the start of 2020, the NUPLAZID sales goals would have performed below target due to the impact of COVID-19, particularly in the long-term care facilities that are a core part of our market. In light of these unanticipated challenges, the Compensation Committee evaluated sales performance based on numerous analyses of actual sales, market impacts of COVID-19, results of commercial efforts made by the Company in response to COVID-19, and performance metrics prior to the onset of the pandemic. Several analyses estimated that NUPLAZID sales would likely have been above target without the impact of COVID-19. Given actual NUPLAZID sales and effective actions taken by management to respond to the challenges of the pandemic, the Compensation Committee determined that it would be appropriate to pay bonuses at target for the NUPLAZID goals. In the Schizophrenia portion of the R&D goals, the Committee awarded full credit for the enrollment goal since the Company achieved 93% of the goal before suspending enrollment due to COVID-19 related concerns and it was believed that the goal would have been exceeded in the absence of the pandemic.

Overall, the Compensation Committee determined that it was appropriate to apply discretion with respect to these goals, resulting in an total payout below target, after considering management’s excellent performance throughout the very challenging year, as well as the Company’s performance in the context of the pandemic, including 1-year TSR of 50% as of December 31, 2020.  The adjustments were applied in a manner that preserved a strong linkage with the original goals and were made following the end of the performance period as goal-setting during the year presented significant challenges given the unprecedented situation. The total annual cash incentive percentage, therefore, was 81.6% of target for each executive. The resulting individual bonus percentages were as follows:

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Name	2020 Annual Bonus Achieved (as % of Target)	Actual Bonus for 2020	Actual Bonus for 2020 (as % of Base Salary)
Stephen R. Davis	81.63%	$438,601	57%
Srdjan R. Stankovic	81.63%	$379,813	53%
Austin D. Kim	81.63%	$164,832	37%
Elena H. Ridloff	81.63%	$169,698	37%
Michael J. Yang (1)	81.63%	$210,921	41%

(1) Mr. Yang resigned from the Company in February 2021.

Long-Term Incentives. The grant date fair value of executives’ equity awards granted is based on the executive’s position, the executive’s performance in the prior year, the Company’s overall performance, and the executive’s potential for continued sustained contributions to the Company’s success. Based on market data provided by FW Cook, the Compensation Committee also considers the equity grant levels of the peer group. The Compensation Committee set the 2020 equity grant value near the 50th percentile of the peer group for the NEOs as a group.

In 2020, annual grants were made in January with the following equity mix: 50% time-based stock options; 25% PSUs; and 25% time-based RSUs. For details on awards granted in 2020, please see the Grants of Plan-Based Awards table included below.

Time-Based Stock Options (50% Weighting). Options are granted based on the belief that they naturally align executives with the creation of stockholder value and are the best long-term incentive vehicle to retain and promote the Company’s entrepreneurial culture. Time-based options vest 25% after one year and in equal monthly installments over the next three years and have a ten-year term.

The Compensation Committee believes that stock options are inherently performance-based, incentivize employees to make decisions that ensure long-term success, and are appropriate and advantageous for the following additional reasons:

•	Value is only realized if the stock price increases, thereby aligning the interests of executives with those of stockholders.
•

Stock options have greater downside risk than full-value awards, as they do not provide any value to the holder if the stock price declines below the exercise price (determined as of the date of grant).

•	The ten-year term of options gives executives the opportunity to realize value over a long period of time, which promotes long-term thinking and value creation.
•	Stock options are well understood and help attract and retain employees who contribute to the Company’s entrepreneurial culture.

PSUs (25% Weighting). PSUs provide for alignment with the Company’s long-term strategic goals. PSUs are earned only if the Company achieves rigorous long-term goals related to NUPLAZID revenue, pimavanserin development and other research and development objectives and business development goals focused on complementary indications benefiting from the Company’s demonstrated expertise in

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development and commercialization. For PSUs granted in 2020, the goals may be achieved between 2020 and 2025, with a decreasing number of points (or no points) earned for achievement in later years. Up to 42 possible points may be earned and achieving certain point thresholds results in PSUs being earned. The goals represent diversified business and development strategies, not all of which are expected to come to fruition. As such, we consider achievement of all goals to be highly unlikely and the achievement of the points required to earn target and maximum level payouts to represent very strong and truly outstanding performance, respectively. There is a minimum vesting period of two years on all earned awards.

PSU Earn Out Schedule
Total Points Earned	Awards Earned (% Target)
<4	0%
4	50%
8	75%
12	100%
15	125%
18	150%
21	175%
≥24	200%

The PSU goals are pre-established, challenging, clearly communicated, measurable, and consistently applied. They focus on long-term performance, unlike our annual cash incentive program, which focuses on short-term performance. For example, only a portion of potential points in the category of NUPLAZID revenue achievement can be earned during 2020 (corresponds to a similarly limited portion of total potential points in the PSU earnout schedule). The remainder of revenue goals can be earned in 2021-2025. The categories of goals, performance periods and weightings are as follows:

Goal Category	Performance Period*	Weighting**
NUPLAZID revenue achievement	2020-2025	48% of available points
FDA approval of additional uses of pimavanserin	2020-2025	29% of available points
Development and approval of non-pimavanserin compound(s)	2020-2025	24% of available points

*	A decreasing number of points, or zero points, would be earned for achievement in later years.
**	Percentages do not add up to 100% due to rounding.

Time-Based Restricted Stock Units (25% Weighting). The Company believes that RSUs are a stable equity vehicle that has significant retentive value. The RSUs vest in four annual installments beginning on the first anniversary of the grant date.

Additional Policies and Benefits

Equity Grant Policies. Executives’ stock options are granted with an exercise price based on the fair market value, which has been deemed to be the closing price on the date of grant. Stock option grants to executives currently are made pursuant to our 2010 Plan. We do not coordinate the grant of

42

stock options to the timing of releases of material non-public information. New hire equity grants, which are made to all employees (including executives) at the time of hire, have historically consisted solely of time-based options, with the number of options determined by the level of the employee. Beginning in 2020, new hire equity grants consist of both time-based options and RSUs, with a higher proportion of the overall grant value made up of options for senior vice presidents and above. In addition, beginning in 2020, new hire equity grants are made on a dollar value basis rather than as a fixed number of awards dependent upon level. For executive-level hires, the award value is established through arm’s-length negotiation at the time of hire, taking into account the executive’s qualifications, experience and competitive market information for similar positions in the biotechnology industry, as well as the current compensation approach of the Company.

Restrictions on Hedging or Pledging. Pursuant to the terms of the Company’s Amended and Restated Policy for Stock Trading by Officers, Directors and Certain Other Employees, executive officers are prohibited from engaging in short sales, transactions involving put or call options, hedging transactions and other inherently speculative transactions with respect to our stock at any time. In addition, pursuant to that policy, executive officers may not pledge or otherwise transfer any beneficially owned Company securities without prior notification and approval by the Chief Executive Officer or Chief Financial Officer.

Stock Ownership Guidelines. In early 2020, the Company adopted robust stock ownership, in part based upon the feedback our shareholders. Executive officers’ stock ownership guidelines are based on the value of common stock owned as a multiple of base salary.  The guidelines will be reviewed annually and revised upward as appropriate to keep pace with competitive and good governance practices. The multiples are set based upon each officer's position, as set forth below:

Position	Stock Ownership Multiple of Salary
Chief Executive Officer	6x
President	4x
Other Executive Officers	2x

The program counts owned shares and in-the-money value of vested stock options towards the guideline. Ownership levels are expected to be achieved within five years of the guideline being applicable. As of December 31, 2020, all named executive officers were either in compliance with the guidelines or had additional time to achieve them.

Post-employment Compensation. The named executive officers are entitled to certain severance and change in control benefits, the terms of which are described below under “—Potential Payments upon Termination or Change of Control.” These severance and change in control benefits are an essential element of the overall executive compensation package, and assist the Company in recruiting and retaining talented individuals and aligning the executive’s interests with the best interests of the stockholders.

Other Benefits. The Company provides certain additional benefits to executive officers that are also generally available to employees, including medical, dental, vision and life insurance coverage, 401(k) matching contributions, an employee stock purchase plan and, for new hires who are relocating, certain

43

relocation benefits (including, among other things, certain moving expenses and reimbursement of certain costs incurred in connection with the sale of an existing home and purchase of a new home); however, the Compensation Committee in its discretion may revise, amend or add to these benefits.

Compensation Committee Interlocks and Insider Participation

As indicated above, the Compensation Committee currently consists of Dr. Biggar and Messrs. Baker and Daly. No member of the Compensation Committee has ever been an officer or employee of the Company. None of the executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of the Board of Directors or Compensation Committee.

Compensation Risk Assessment

Although a portion of the compensation provided to our executive officers and other employees is performance-based, the executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that the compensation programs are designed to encourage executive officers and other employees to remain focused on both short-term and long-term strategic goals within the context of a pay-for-performance compensation philosophy.

Compensation Committee Report

The material in this report is not “soliciting material”, is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

The foregoing report has been furnished by the Compensation Committee.

Stephen R. Biggar, Committee Chair

Julian C. Baker

James M. Daly

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2020 Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2020, 2019, and 2019, compensation awarded to or paid to, or earned by, the Company’s Chief Executive Officer, Chief Financial Officer, and its three other most highly compensated executive officers as of December 31, 2020 (the “Named Executive Officers”).

Summary Compensation Table

Name	Title	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)	Total ($)
Stephen R. Davis(5)	Chief Executive Officer	2020	767,624	—	3,262,978	3,273,559	438,601	20,425	7,763,187
		2019	743,705	—	3,140,000	3,127,738	597,485	22,318	7,631,245
		2018	719,833	—	505,400	4,771,631	493,806	17,362	6,508,032
Srdjan R. Stankovic(6)	President	2020	715,869	—	1,864,547	1,870,608	379,813	25,577	4,856,415
		2019	693,563	—	1,932,331	1,924,767	517,401	20,208	5,088,270
		2018	524,785	—	705,700	4,094,313	334,289	19,294	5,678,381
Austin D. Kim(7)	Executive Vice President,	2020	448,751	—	559,355	561,175	164,832	13,174	1,747,288
	General Counsel,	2019	435,913	—	603,835	601,492	225,134	39,753	1,906,126
	and Secretary	2018	195,704	200,000	—	1,597,106	86,306	47,096	2,126,212
Elena H. Ridloff(8)	Executive Vice President, Chief	2020	462,000	—	932,316	935,316	169,698	14,840	2,514,170
	Financial Officer	2019	444,026	—	652,165	649,614	229,324	15,737	1,990,867
Michael J. Yang(9)	Former Executive Vice President, Chief	2020	516,805	—	932,316	935,316	210,921	25,321	2,620,679
	Commercial Officer	2019	500,701	—	1,291,323	842,087	287,328	22,383	2,943,821
		2018	485,250	—	212,800	2,077,607	237,773	169,480	3,182,910

(1)	Amount in 2018 for Mr. Kim represents a sign-on bonus of $200,000, which was subject to a two-year clawback. The clawback period has expired.
(2)

For 2020, represents value of PSUs and RSUs granted in 2020. For 2019, represents value of RSUs granted in 2018. The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  For RSUs, the grant date fair value was computed using the closing price of the Company’s common stock on the date of grant. For PSUs, the Company assumed that performance goals will be achieved at target to determine the grant date fair value. Accordingly, the values for the PSUs in the table above reflect less than the maximum potential value of the awards. The table below shows the maximum payouts that were possible for the PSUs awarded in 2020 based on the closing price of the Company’s common stock on the date of grant and assuming the maximum level of performance was achieved.

Name	Maximum PSU Value
Stephen R. Davis	$3,262,978
Srdjan R. Stankovic	$1,864,547
Austin D. Kim	$559,355
Elena H. Ridloff	$932,316
Michael J. Yang	$932,316

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(3)

Amounts shown do not reflect compensation actually received by the named individual. “Option Awards” includes the grant date fair value of option awards granted in the year indicated as computed in accordance with authoritative accounting guidance. See Note 2 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for the assumptions used to determine the valuation of stock option awards.

(4)	Amounts in 2020 are annual incentive bonuses. Amounts in 2019 are annual incentive bonuses. Amounts in 2018 are the aggregate of annual incentive and special fourth-quarter bonuses.
(5)	For 2020, “All Other Compensation” includes $14,000 in employer 401(k) matching. For 2019 and 2018, “All Other Compensation” includes $14,000 and $13,750 in employer 401(k) matching, respectively.
(6)	For 2020, “All Other Compensation” includes $14,000 in employer 401(k) matching. For 2019 and 2018, “All Other Compensation” includes $14,000 and $13,750 in employer 401(k) matching, respectively.
(7)

For 2020, “All Other Compensation” includes $9,562 in relocation expenses. For 2019, “All Other Compensation” includes $12,542 in employer 401(k) matching and $23,599 in relocation expenses. For 2018, “All Other Compensation” includes $36,633 in relocation expenses.

(8)	For 2020, “All Other Compensation” includes $14,000 in employer 401(k) matching. For 2019, “All Other Compensation” includes $14,000 in employer 401(k) matching.
(9)

For 2020, “All Other Compensation” includes $14,000 in employer 401(k) matching. For 2019, “All Other Compensation” includes $14,000 in employer 401(k) matching. For 2018, “All Other Compensation” includes $13,750 in employer 401(k) matching and $152,118 in relocation expenses.

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GRANTS OF PLAN-BASED AWARDS

The following table shows certain information regarding grants of plan-based awards to the Named Executive Officers for the fiscal year ended December 31, 2020:

Grants of Plan-Based Awards in Fiscal 2020

								All Other Equity Awards:	All Other Option Awards:
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Number of Securities	Number of Securities	Exercise or Base Price of	Grant Date Fair Value of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Underlying RSUs (#)(3)	Underlying Options (#)(4)	Option Awards ($)(5)	Option Awards ($)(6)
Stephen R. Davis	N/A	—	537,337	806,005	—	—	—	—	—	—	—
	1/6/2020	—	—	—	—	—	—	—	138,304	43	3,273,559
	1/6/2020	—	—	—	—	—	—	38,110	—	—	1,631,489
	1/6/2020	—	—	—	19,055	38,110	76,220	—	—	—	1,631,489
Srdjan R. Stankovic	N/A	—	465,315	697,973	—	—	—	—	—	—	—
	1/6/2020	—	—	—	—	—	—	—	79,031	43	1,870,608
	1/6/2020	—	—	—	—	—	—	21,777	—	—	932,273
	1/6/2020	—	—	—	10,889	21,777	43,554	—	—	—	932,273
Austin D. Kim	N/A	—	201,938	302,907	—	—	—	—	—	—	—
	1/6/2020	—	—	—	—	—	—	—	23,709	43	561,175
	1/6/2020	—	—	—	—	—	—	6,533	—	—	279,678
	1/6/2020	—	—	—	3,267	6,533	13,066	—	—	—	279,678
Elena H. Ridloff	N/A	—	207,900	311,850	—	—	—	—	—	—	—
	1/6/2020	—	—	—	—	—	—	—	39,516	43	935,316
	1/6/2020	—	—	—	—	—	—	10,889	—	—	466,158
	1/6/2020	—	—	—	5,445	10,889	21,778	—	—	—	466,158
Michael J. Yang	N/A	—	258,403	387,604	—	—	—	—	—	—	—
	1/6/2020	—	—	—	—	—	—	—	39,516	43	935,316
	1/6/2020	—	—	—	—	—	—	10,889	—	—	466,158
	1/6/2020	—	—	—	5,445	10,889	21,778	—	—	—	466,158

(1)

Amounts reported represent the potential short-term incentive compensation amounts payable for our 2020 fiscal year under our annual cash incentive program. The amounts reported represent each NEO’s target and maximum possible payments for 2020. Because actual payments to the NEOs could range from 0% to 150% of their target bonus, no threshold payment amount has been established for the NEOs. The actual short-term incentive bonus amount earned by each NEO for 2020 is reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table above.

(2)

Amounts reported represent PSUs, which are subject to performance and time-based vesting conditions. Such conditions are described above in the “Compensation Discussion and Analysis – Elements of Executive Compensation—Long-Term Incentives” section.

(3)	Amounts reported represent service-based restricted stock units which vest in four equal annual installments.

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(4)	Amounts reported represent service-based option awards which are subject to a pro-rata (25%) one-year cliff vest and 36 monthly installments thereafter.
(5)

In accordance with the terms of the 2010 Plan, the exercise price of each option was set at the market closing price of the Company’s common stock on the date of grant. Performance-based and time-based vesting awards are expected to be made at the same time.

(6)

Represents value of RSUs and PSUs granted in 2020. The amounts in this column reflect the aggregate grant date fair value computed in accordance with FSB ASC Topic 718. For RSUs, the grant date fair value was computed using the closing price of the Company’s common stock on the date of grant. For PSUs, the Company assumed that performance goals will be achieved at target to determine the grant date fair value. The values recognized in the “Grant Date Fair Value of Option Awards” column above do not reflect estimated forfeitures.

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Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information regarding outstanding equity awards at December 31, 2020 for the Named Executive Officers:

Outstanding Equity Awards at December 31, 2020

		Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Stephen R. Davis	320,000	—	—	20.77	7/14/2024	—	—	—	—
	220,000	—	—	34.45	3/19/2025	—	—	—	—
	225,000	—	—	35.91	8/31/2025	—	—	—	—
	100,000	—	—	19.65	3/14/2026	—	—	—	—
	228,515	15,235	—	36.54	3/7/2027	—	—	—	—
	—	—	81,250	29.59	8/2/2027	—	—	—	—
	198,046	45,704	—	35.80	9/6/2027	—	—	—	—
	—	—	81,250	35.80	9/6/2027	—	—	—	—
	—	—	45,000	19.98	4/17/2028	—	—	—	—
	90,000	45,000	—	19.98	4/17/2028	—	—	—	—
	—	—	47,500	21.28	10/14/2028	—	—	—	—
	51,458	43,542	—	21.28	10/14/2028	—	—	—	—
	—	—	—			11,876	634,891	—	—
	91,373	127,925	—	25.12	4/28/2029	—	—	—	—
	—	—	—			46,875	2,505,938	—	—
	—	—	—			—	—	62,500	3,341,250
	—	138,304	—	42.81	1/5/2030	—	—	—	—
	—	—	—			38,110	2,037,361	—	—
	—	—	—			—	—	38,110	2,037,361
	1,524,392	415,710	255,000			96,861	5,178,189	100,610	5,378,611
Srdjan R. Stankovic	250,000	—	—	38.28	11/24/2025	—	—	—	—
	87,890	5,860	—	36.54	3/7/2027	—	—	—	—
	—	—	31,250	29.59	8/2/2027	—	—	—	—
	106,640	24,610	—	35.80	9/6/2027	—	—	—	—
	—	—	43,750	35.80	9/6/2027	—	—	—	—
	—	—	23,750	19.98	4/17/2028	—	—	—	—
	10,361	23,751	—	19.98	4/17/2028	—	—	—	—
	—	—	23,750	21.28	10/14/2028	—	—	—	—
	13,854	21,771	—	21.28	10/14/2028	—	—	—	—
	—	—	—			5,938	317,445	—	—
	21,875	71,875	—	18.12	11/18/2028	—	—	—	—
	—	—	—			12,500	668,250	—	—
	56,230	78,723	—	25.12	4/28/2029	—	—	—	—
	—	—	—			28,847	1,542,161	—	—
	—	—	—			—	—	38,462	2,056,179
	—	79,031	—	42.81	1/5/2030	—	—	—	—
	—	—	—			21,777	1,164,198	—	—
	—	—	—			—	—	21,777	1,164,198
	546,850	305,621	122,500			69,062	3,692,055	60,239	3,220,377
Austin D. Kim	58,333	55,417	—	17.58	7/17/2028	—	—	—	—
	17,571	24,602	—	25.12	4/28/2029	—	—	—	—

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	—	—	—			9,015	481,942	—	—
	—	—	—			—	—	—	—
	—	23,709	—	42.81	1/5/2030	—	—	—	—
	—	—	—			6,533	349,254	—	—
	—	—	—			—	—	6,533	349,254
	75,904	103,728	—			15,548	831,196	6,533	6,790,008
Elena H. Ridloff	30,666	33,334	—	15.81	4/29/2028	—	—	—	—
	—	—	—			40,000	2,138,400	—	—
	8,977	26,570	—	25.12	4/28/2029	—	—	—	—
	—	—	—			9,736	520,487	—	—
	—	—	—			—	—	12,981	693,964
	—	39,516	—	42.81	1/5/2030	—	—	—	—
	—	—	—			10,889	582,126	—	—
	—	—	—			—	—	10,889	582,126
	39,643	99,420	—			60,625	3,241,013	23,870	11,635,729
Michael J. Yang	287,500	25,000	—	35.86	3/28/2027	—	—	—	—
	76,171	17,579	—	35.80	9/6/2027	—	—	—	—
	—	—	31,250	35.80	9/6/2027	—	—	—	—
	—	—	20,000	19.98	4/17/2028	—	—	—	—
	10,000	20,000	—	19.98	4/17/2028	—	—	—	—
	—	—	20,000	21.28	10/14/2028	—	—	—	—
	6,666	18,334	—	21.28	10/14/2028	—	—	—	—
	—	—	—			5,000	267,300	—	—
	9,850	34,442	—	25.12	4/28/2029	—	—	—	—
	—	—	—			12,621	674,719	—	—
	—	—	—					16,827	899,571
	—	—	—					38,213	2,042,856
	—	39,516	—	42.81	1/5/2030	—	—	—	—
	—	—	—			10,889	582,126	—	—
	—	—	—					10,889	582,126
	390,187	154,871	71,250			28,510	1,524,145	65,929	15,742,409

(1)

Time-based options granted to our Named Executive Officers vest over four years with 25% of the total number of shares subject to an option vesting after the first year and 1/48th per month thereafter. Awards are time-based unless indicated as performance-based awards.

(2)

Performance-based award. Vesting of performance-based option awards is described above in the “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentives” section. Performance-based options cannot be exercised prior to two years after the vesting commencement date (even if the vesting goals have been met) and reflect the target shares issuable pursuant to such options. If appropriate performance criteria are met, the maximum possible shares issuable is twice the target amount of each grant.

(3)	Time-based restricted stock units granted to our Named Executive Officers vest in four equal annual installments.
(4)

Performance-based award. Vesting of performance-based unit awards is described above in the “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentives” section. Performance-based units cannot be exercised prior to two years after the vesting commencement date (even if the vesting goals have been met) and reflect the target shares issuable pursuant to such units. If appropriate performance criteria are met, the maximum possible shares issuable is twice the target amount of each grant.

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Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 31, 2020, certain information regarding option exercises and stock vested during the last fiscal year with respect to the Named Executive Officers:

Option Exercises and Stock Vested in Fiscal 2020

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Exercise	Value Realized on Vesting
Stephen Davis	200,000	$5,275,364	21,562	$1,046,694
Srdjan Stankovic	255,263	$7,821,722	18,834	$949,926
Austin Kim	8,750	$240,800	3,004	$152,483
Elena Ridloff	10,000	$256,200	3,245	$164,716
Michael Yang	27,250	$906,043	6,706	$320,272

1

The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.

2	The value realized on vesting of RSUs was calculated as of the product of the closing price of a share of our common stock on the vesting date, multiplied by the number of shares vested.

Nonqualified Deferred Compensation

None of our Named Executive Officers participates in or has account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future.

Potential Payments Upon Termination or Change in Control

The amounts of compensation payable to each Named Executive Officer upon termination of the employment of the executive are described below. Our Compensation Committee may in its discretion recommend revisions, amendments or additions to these benefits for the approval of the Board.

Payments due upon termination

Regardless of the manner in which a Named Executive Officer’s employment terminates, the Named Executive Officer is entitled to receive amounts earned during his or her term of employment, including accrued and unpaid salary and payment in lieu of unused vacation days.

On December 10, 2015, the Compensation Committee of the Board of Directors, acting pursuant to authority delegated to it by our Board of Directors, adopted the Acadia Pharmaceuticals Inc. Management Severance Benefit Plan (the “Severance Plan”) and the Acadia Pharmaceuticals Inc. Amended and Restated Change in Control Severance Benefit Plan (the “CIC Plan”, and together with the Severance

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Plan, the “Plans”). The CIC Plan amends and restates Acadia’s Change in Control Severance Benefit Plan that was effective as of March 11, 2013.

Potential payments under Management Severance Benefit Plan

The Severance Plan entitles our current Named Executive Officers and other members of management to certain severance payments and benefits in the event of a qualifying termination of employment, other than in connection with certain change in control events that are covered by the CIC Plan. In reviewing the terms of the Severance Plan, the Compensation Committee and the Board of Directors reviewed information about the practices of other companies in the health care industry. In adopting the Severance Plan, the Board of Directors considered the benefit to the Company and its stockholders in providing stability for key employees. The Severance Plan will be used for new members of management and the Compensation Committee believes that it will assist with recruiting in this regard. A qualifying termination is a termination by us for any reason other than cause, or, in certain cases, by the employee for Good Reason (as defined below). For purposes of the Severance Plan, “cause” means (i) such employee’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (ii) such employee’s intentional, material violation of any contract or agreement between the employee and the Company or of any statutory duty owed to the Company; (iii) such employee’s unauthorized use or intentional unauthorized disclosure of the Company’s confidential information or trade secrets; (iv) such employee’s gross negligence or gross misconduct; (v) such employee’s material failure to competently perform his/her assigned duties for the Company; (vi) sustained poor performance of any material aspect of the employee’s duties or obligations including refusal to follow lawful instructions from the employee’s manager or the then-current board of directors; or (vii) employee’s conviction of, or the entry of a pleading of guilty or nolo contendere by such employee to, any crime involving moral turpitude or any non-vehicular felony; provided, in the case of clauses (v) and (vi), such behavior shall be deemed cause only if such failure or poor performance has not been substantially cured to the satisfaction of the Board of Directors within 30 days after written notice of such failure or poor performance has been given by the Company to the employee. The determination of whether a termination is for cause shall be made by the Board of Directors in its sole and exclusive judgment and discretion. “Good Reason” means (i) the assignment to an employee of any duties or responsibilities that results in a material diminution in the employee’s authorities, duties or responsibilities as in effect immediately prior to such reduction; provided, however, that a change solely in the employee’s title or reporting relationships shall not provide the basis for a termination with Good Reason; (ii) a material reduction by the Company in the employee’s annual base salary, as in effect prior to such reduction; (iii) a relocation of the employee’s principal business office to a location that increases the employee’s one-way driving distance by 30 miles or more, except for required travel by the employee on the Company’s business consistent with such employee’s business travel obligations as in effect on the effective date; or (iv) a material breach by the Company of any provision of the Severance Plan or any other material agreement between the employee and the Company concerning the terms and conditions of the employee’s employment.

The amount of payments and the type of benefits provided under the Severance Plan vary based on the employee’s position and include cash severance payments based on base salary and target bonus, accelerated vesting of equity awards, and payment for continued coverage under group health plans.

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Specifically, each Named Executive Officer is entitled to (i) a base compensation severance benefit that is equal to the individual’s base salary plus the individual’s target bonus payment for the year and (ii) a target bonus severance amount that is equal to the pro-rata portion of the individual’s target bonus payment for the year. In the case of Mr. Davis, the base compensation severance benefit amount is multiplied by 1.5. In addition, the Named Executive Officers are also eligible to receive a pro-rated portion of the target bonus for the year in which the termination occurs. Mr. Davis only would be eligible to receive 12 months of accelerated vesting of any outstanding equity awards in the event of a qualifying termination, with performance awards deemed vested at 100% of target. If a qualifying termination had occurred, effective as of December 31, 2020, and 12 months of Mr. Davis’s outstanding equity awards were deemed vested, the value of the accelerated awards to Mr. Davis would have been $39.0 million in addition to cash compensation of approximately $2.5 million, for a total of approximately $41.5 million. The value of accelerated awards is calculated as the sum of the products of the (i) the difference between the exercise price of each option deemed accelerated and the fair market value of our common stock on December 31, 2020 multiplied by (ii) the number of shares deemed accelerated under the applicable option plus the value of other accelerated full value equity awards. If a qualifying termination had occurred, effective as of December 31, 2020, with respect to each of Dr. Stankovic, Mr. Kim, Ms. Ridloff and Mr. Yang, they would have received payments of approximately $1.7 million, $857,000, $882,000 and $519,000, respectively. The payments and benefits provided under the Severance Plan replaced any severance or similar payments or benefits under an employment agreement or other arrangement with us and are subject to the employee’s compliance with the other terms and conditions of the Severance Plan.

In order to receive any benefits under the Severance Plan, employees must sign a general release and waiver of all claims against the Company. Benefits are payable within 10 days of an effective release.

Potential payments under Amended and Restated Change in Control Severance Benefit Plan

In 2013, the Compensation Committee of our Board of Directors, acting pursuant to authority delegated to it by our Board of Directors, adopted the Acadia Pharmaceuticals Inc. Change in Control Severance Benefit Plan. The CIC Plan adopted in December 2015 amends and restates the Change in Control Severance Benefit Plan that was effective as of March 11, 2013. In adopting the plan, the Board considered the benefit to the Company and its stockholders in providing incentives for management continuity in the event of a merger for the Company (as described above under—Effect of change in control on stock option awards). In reviewing the terms of the CIC Plan, the Compensation Committee and the Board reviewed information about the practices of other companies in the health care industry. The CIC Plan will also be used for new members of management and the Compensation Committee believes that it will assist with recruiting in this regard.

The CIC Plan entitles our Named Executive Officers and other key employees to certain severance payments and benefits in the event of a qualifying termination of employment up to one month prior to or within 18 months following certain change in control events. The CIC Plan thus requires a “double trigger” before any benefits are received by the Named Executive Officers. A qualifying termination is a termination by us for any reason other than cause, or by the employee for good reason. For purposes of the CIC Plan, “cause” means (i) such employee’s attempted commission of, or participation in, a fraud against the Company; (ii) such employee’s intentional, material violation of any contract or agreement

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between the employee and the Company or of any statutory duty owed to the Company; (iii) such employee’s unauthorized use or intentional unauthorized disclosure of the Company’s confidential information or trade secrets; (iv) such employee’s gross negligence or gross misconduct with respect to such employee’s job duties; (v) sustained poor performance of any material aspect of the employee’s duties or obligations including refusal to follow lawful instructions from the employee’s manager or the then-current board of directors; or (vi) employee’s conviction of, or the entry of a pleading of guilty or nolo contendere by such employee to, any crime involving moral turpitude or any non-vehicular felony; provided, in the case of clause (v), such behavior shall be deemed cause only if such failure or poor performance has not been substantially cured within 30 days after written notice of such failure or poor performance has been given by the Company to the employee. “Good reason” means (i) the assignment to an employee of any duties or responsibilities that results in a material diminution in the employee’s authorities, duties or responsibilities as in effect immediately prior to such reduction; (ii) a material reduction by the Company in the employee’s annual base salary, as in effect prior to such reduction; (iii) a relocation of the employee’s principal business office to a location that increases the employee’s one-way driving distance by 30 miles or more, except for required travel by the employee on the Company’s business consistent with such employee’s business travel obligations as in effect on the Effective Date; or (iv) a material breach by the Company of any provision of the CIC Plan or any other agreement between the employee and the Company.

The amount of payments and the type of benefits provided under the CIC Plan vary based on the employee’s position and include cash severance payments based on base salary and bonus, accelerated vesting of equity awards, and payment for continued coverage under group health plans. Specifically, each Named Executive Officer is entitled to a base compensation severance benefit that is equal to the individual’s base salary plus the individual’s target bonus payment for the year, which amount is then multiplied by 2 for Mr. Davis and 1.5 for Dr. Stankovic, Mr. Kim, Ms. Ridloff and Mr. Yang. In addition, the Named Executive Officers are also eligible to receive a pro-rated portion of the target bonus for the year in which the change in control occurs. Under the CIC Plan, any equity awards held by a Named Executive Officer that are outstanding but unvested and that are not assumed by the acquiring company will vest, with performance awards deemed vested at 100% of target. In addition, following a merger in which the options have been assumed, if a Named Executive Officer’s employment is involuntarily terminated or terminated by such officer for Good Reason, then any unvested options and other stock awards held by the Named Executive Officer will vest. Thus, this type of vesting acceleration would require a “double trigger” for the applicable Named Executive Officer, as noted above. If a merger had occurred effective as of December 31, 2020 and all performance awards were deemed vested at target, the realized value of the stock awards as of such date would have been $62.6 million, $28.0 million, $6.7 million, $8.4 million, and $17.6 million for Mr. Davis, Dr. Stankovic, Mr. Kim, Ms. Ridloff and Mr. Yang, respectively. In addition, the cash payout under the CIC Plan at December 31, 2019 would have been approximately $3.2 million, $2.2 million, $1.2 million, $1.2 million, and $779,000, for Mr. Davis, Dr. Stankovic, Mr. Kim, Ms. Ridloff and Mr. Yang, respectively.

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The payments and benefits provided under the CIC Plan replace any severance or similar payments or benefits under an employment agreement or other arrangement with us, including the Severance Plan, and are subject to the employee’s compliance with the other terms and conditions of the CIC Plan. In order to receive any benefits under the CIC Plan, employees must sign a general release and waiver of all claims against the Company.

Equity Compensation Plan Information

The following table provides certain information, as of December 31, 2020, with respect to all of our equity compensation plans in effect on that date:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders(1)	18,838,198	$32.80	12,695,301
Equity compensation plans not approved by stockholders(2)	—	—	—
Total	18,838,198	$32.80	12,695,301

(1)	Includes the 2010 Plan and the Purchase Plan. 3,106,995 shares under column (c) are attributable to the Purchase Plan.
(2)	As of December 31, 2020, we did not have any equity compensation plans that were not approved by our stockholders.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our principal executive officer (“PEO”) to the annual total compensation of our median employee. Stephen R. Davis, our Chief Executive Officer is our PEO.

In accordance with Item 402(u) of Regulation S-K, we identified the median employee by estimating the annual total compensation of each active employee, excluding Mr. Davis, as of December 31, 2020, by (i) aggregating (A) the annual base salary (or hourly rate multiplied by expected annual work schedule, for hourly employees), (B) the target bonus for 2020, and (C) the estimated accounting value of any equity awards granted during 2020 and (ii) ranking this compensation measure for our employees from lowest to highest. If such median employee’s actual annual compensation was not comparable to the CEO compensation, for example, because such median employee was hired during the year and thus did not receive a full year’s salary or did not receive a full annual bonus, we used the next lower employee who was comparable as the median employee. Once identified, we calculated the annual total compensation of our median compensated employee in a manner consistent with that used to calculate the annual total compensation of Mr. Davis and disclosed in the Summary Compensation Table above.

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The ratio of Mr. Davis’s annual total compensation for 2020 of $7,763,187, as reported in the Summary Compensation Table, to the annual total compensation for our median employee in 2020 of $218,247, is approximately 35.6:1.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Director Compensation

In April 2020, the Board approved an update to the compensation program for our non-employee directors that went into effect upon stockholder approval in June 2020. This change was made following a review of materials provided by FW Cook regarding director compensation of the same peer group of companies that was used to evaluate executive compensation. The program sets forth the compensation paid to each non-employee director while serving on our board of directors. The following is a brief summary of the elements of compensation for non-employee directors in effect beginning in June 2020.

Cash Compensation. Under the director compensation program, we provide each of our non-employee directors with cash compensation solely in the form of annual retainers, as set forth in the table below.

Annual Retainer	$50,000
Additional Retainer for Board Chair	$30,000
Additional Retainer for Audit Chair	$20,000
Additional Retainer for Audit Member (non-Chair)	$10,000
Additional Retainer for Compensation Chair	$20,000
Additional Retainer for Compensation Member (non-Chair)	$10,000
Additional Retainer for Nominating and Corporate Governance Chair	$10,000
Additional Retainer for Nominating and Corporate Governance Member (non-Chair)	$5,000

In addition to the foregoing fees, our board of directors may determine that additional committee fees are appropriate and should be payable for any newly created committee of the board. In determining any such additional fees, the board shall be guided by compensation paid to non-employee directors of a peer group of companies as well as then-current best practices.

Equity Compensation. In April 2020, the Board of Directors approved a change in the methodology for equity awards to non-employee directors in order to be consistent with awards to executives and other employees, as well as typical market practice among our peer companies. Beginning with the annual grants to be made at the first board meeting following the June 2020 Annual Meeting of Stockholders,

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non-employee directors who continue to serve on our Board will receive dollar-denominated (rather than share-denominated) annual awards having a total fair market value of $300,000: (i) a stock option to purchase shares of the Company’s common stock with a fair value of $150,000 and (ii) a restricted stock unit award with a fair value of $150,000 (calculating the value of such awards based on the grant date fair value thereof for financial reporting purposes). Each new non-employee director who joins the Board will be granted a similar inducement award having a total fair market value at the date of grant of $300,000 upon initial election or appointment to the Board. Half of our peer companies provide directors with at least $300,000 in equity grant value per year.

Stock Ownership Guidelines. In early 2020, the Company adopted robust stock ownership, in part based upon the feedback our shareholders. Non-employee directors’ stock ownership guidelines are set at five times the regular annual cash retainer, which is currently $50,000.  The guidelines will be reviewed annually and revised upward as appropriate to keep pace with competitive and good governance practices.

The program counts owned shares and in-the-money value of vested stock options towards the guideline. Ownership levels are expected to be achieved within five years of the guideline being applicable. As of December 31, 2020, all non-employee directors were in compliance with the guidelines.

Reimbursement of Expenses. In addition, upon presentation of documentation of such expenses reasonably satisfactory to us, each non-employee director is entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee of the board of directors on which he or she serves.

The following table shows, for the fiscal year ended December 31, 2020, certain information with respect to the compensation of all non-employee directors of the Company during 2020. Mr. Davis, our Chief Executive Officer, does not receive additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Stock Awards(3)	All Other Compensation	Total
Stephen R. Biggar, M.D., Ph.D.(4)	105,000	$164,435	$161,301	$—	$430,736
Julian C. Baker(5)	60,000	164,435	161,301	—	385,736
Laura Brege(6)	75,000	164,435	161,301	—	400,736
James Daly(7)	70,000	164,435	161,301	—	395,736
Elizabeth A. Garofalo, M.D.(8)	37,500	150,805	155,053	—	343,358
Edmund P. Harrigan, M.D.(9)	50,000	164,435	161,301	—	375,736
Daniel Soland(10)	70,000	164,435	161,301	—	395,736

(1)	“Fees Earned or Paid in Cash” includes the annual Board of Directors retainer and any applicable additional retainers for service as a member or Chair of a committee.
(2)

“Option Awards” includes the grant date fair value of option awards granted as computed in accordance with authoritative accounting guidance. See Note 2 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for the assumptions used to determine the valuation of stock option awards.

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(3)

“Stock Awards” includes the grant date fair value of restricted stock units granted as computed in accordance with authoritative accounting guidance.  See Note 2 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for the methodology used to determine the estimated valuation of restricted stock units.

(4)

“Fees Earned or Paid in Cash” represents an annual retainer as a Board member of $50,000, an additional retainer as Board chair of $30,000, an additional retainer as Compensation Committee chair of $20,000, and an additional retainer as an NCG Committee member (non-chair) of $5,000. “Option Awards” includes the fair value of 5,579 stock options granted June 23, 2020 with an exercise price of $52.73. “Stock Awards” includes the fair value of 3,059 restricted stock units granted June 23, 2020.  As of December 31, 2020, an aggregate of 117,079 stock options and 3,059 restricted stock units that had been granted to Dr. Biggar were outstanding.

(5)

“Fees Earned or Paid in Cash” represents an annual retainer as a Board member of $50,000 and an additional retainer as a Compensation Committee member (non-chair) of $10,000. “Option Awards” includes the fair value of 5,579 stock options granted June 23, 2020 with an exercise price of $52.73. “Stock Awards” includes the fair value of 3,059 restricted stock units granted June 23, 2020. As of December 31, 2020, an aggregate of 78,079 stock options and 3,059 restricted stock units that had been granted to Mr. Baker were outstanding.

(6)

“Fees Earned or Paid in Cash” represents an annual retainer as a Board member of $50,000, an additional retainer as Audit Committee chair of $20,000 and an additional retainer as an NCG Committee member (non-chair) of $5,000. “Option Awards” includes the fair value of 5,579 stock options granted June 23, 2020 with an exercise price of $52.73. “Stock Awards” includes the fair value of 3,059 restricted stock units granted June 23, 2020.  As of December 31, 2020, an aggregate of 100,579 stock options and 3,059 restricted stock units that had been granted to Ms. Brege were outstanding.

(7)

“Fees Earned or Paid in Cash” represents an annual retainer as a Board member of $50,000, an additional retainer as an Audit Committee member (non-chair) of $10,000 and an additional retainer as a Compensation Committee member (non-chair) of $10,000. “Option Awards” includes the fair value of 5,579 stock options granted June 23, 2020 with an exercise price of $52.73. “Stock Awards” includes the fair value of 3,059 restricted stock units granted June 23, 2020.  As of December 31, 2020, an aggregate of 59,329 stock options and 3,059 restricted stock units that had been granted to Mr. Daly were outstanding.

(8)

“Fees Earned or Paid in Cash” represents an annual retainer as a Board member of $50,000, pro-rated for 9 months of the year. “Option Awards” includes the fair value of 6,865 stock options granted September 29, 2020 with an exercise price of $40.41. “Stock Awards” includes the fair value of 3,837 restricted stock units granted June 23, 2020.  As of December 31, 2020, an aggregate of 6,865 stock options and 3,837 restricted stock units that had been granted to Dr. Garofalo were outstanding.

(9)

“Fees Earned or Paid in Cash” represents an annual retainer as a Board member of $50,000. “Option Awards” includes the fair value of 5,579 stock options granted June 23, 2030 with an exercise price of $52.73. “Stock Awards” includes the fair value of 3,059 restricted stock units granted June 23, 2020.  As of December 31, 2020, an aggregate of 115,579 stock options and 3,059 restricted stock units that had been granted to Dr. Harrigan were outstanding.

(10)	“Fees Earned or Paid in Cash” represents an annual retainer as a Board member of $50,000, an additional retainer as an Audit Committee member (non-chair) of $10,000 and an additional retainer

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as NCG Committee chair of $10,000. “Option Awards” includes the fair value of 5,579 stock options granted June 23, 2020 with an exercise price of $52.73. “Stock Awards” includes the fair value of 3,059 restricted stock units granted June 23, 2020.  As of December 31, 2020, an aggregate of 128,079 stock options and 3,059 restricted stock units that had been granted to Mr. Soland were outstanding.

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TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

The charter of the Audit Committee states that it will review, consider and approve or ratify any “related-persons transactions.” A “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers and directors. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. In determining whether to approve, ratify or reject a related-person transaction, the Audit Committee will look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

We describe below transactions and series of related transactions, since January 1, 2020, with respect to which we were a party, will be a party, or otherwise benefited, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•

a director, executive officer, beneficial owner of more than 5% of our common stock or any member of their immediate family or any entity owned or controlled by such persons who had or will have a direct or indirect material interest.

Certain Related-Person Transactions

Our bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our bylaws also permit us to

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secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance.

We have entered, and intend to continue to enter, into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

Director Independence

Information regarding director independence is included under “Proposal 1—Election of Directors” above and is incorporated by reference herein.

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HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders of Acadia Pharmaceuticals Inc. will be householding our Annual Meeting materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Acadia Pharmaceuticals Inc. Direct your written request to Acadia Pharmaceuticals Inc., 12830 El Camino Real, Suite 400, San Diego, California 92130, Attn: Investor Relations, or contact Investor Relations at (858) 558-2871 and we will undertake to promptly deliver a separate copy of the Annual Meeting materials to you. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request householding of their communications should contact their brokers.

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OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2021 Annual Meeting of Stockholders. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Austin D. Kim
Executive Vice President, General Counsel
and Secretary

San Diego, California

April 30, 2021

A COPY OF OUR ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2020 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: SECRETARY, Acadia PHARMACEUTICALS INC., 12830 El Camino Real, Suite 400, SAN DIEGO, CA 92130. WE WILL FURNISH A COPY OF ANY EXHIBIT TO SUCH REPORT UPON WRITTEN REQUEST AND PAYMENT OF REASONABLE EXPENSES IN FURNISHING SUCH EXHIBIT

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MMMMMMMMMMMM OMMMMMMMMMMMMMM MMMMMMMMM MMMMMMMMM Ocadia vote     C123456789 000004 ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.  Online Go to www.investorvote.com/ACAD or scan the QR code — login details are located in the shaded bar below. If no electronic voting, delete QR code and control # Δ ≈ Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/ACAD Annual Meeting Proxy Card 1234 5678 9012 345 q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED BELOW AND FOR PROPOSALS 2 AND 3. To elect three Class II directors named herein to hold office until our 2024 Annual Meeting of Stockholders + 01 - Stephen Biggar, M.D., Ph.D 02 - Julian C. Baker 03 - Daniel B. Soland Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement for the annual meeting. For Against Abstain To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. \For Against Abstain Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMM C 1234567890 J N T 03GC5B 1 U P X 5 0 3 9 5 8

The 2021 Annual Meeting of Stockholders of ACADIA Pharmaceuticals Inc. will be held on June 22, 2021 at 9:00 a.m. Pacific time, virtually via the internet at www.meetingcenter.io/215478894. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — ACAD2021 Votes submitted electronically must be received before the meeting adjourns on June 22, 2021. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement, Form 10-K for the Year Ended December 31, 2020 and Annual Report to Stockholders are available at https://ir.acadia-pharm.com. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/ACAD   q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q  Proxy — ACADIA Pharmaceuticals Inc.    + The annual meeting will be held virtually on June 22, 2021 at 9:00 a.m. Pacific time. You can attend the annual meeting by visiting www.meetingcenter.io/215478894 password ACAD2021, where you will be able to listen to the meeting live, submit questions and vote online. Votes submitted electronically must be received before the meeting adjourns on June 22, 2021. The undersigned hereby appoints Stephen R. Davis, Austin D. Kim and Elena H. Ridloff, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of ACADIA Pharmaceuticals Inc. which the undersigned may be entitled to vote at the 2021 Annual Meeting of Stockholders of ACADIA Pharmaceuticals Inc. to be held virtually on June 22, 2021 at 9:00 a.m. Pacific time by visiting www.meetingcenter.io/215478894 password ACAD2021, and at any and all postponements, continuations and adjournments thereof, with all power that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. The undersigned hereby revokes all previously submitted proxies for the Annual Meeting of Stockholders to be held on June 22, 2021. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, EACH AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. (Continued and to be marked, dated and signed, on the other side) C Non-Voting Items   Change of Address — Please print new address below. Comments — Please print your comments below. +